Exhibit 10.2

$850,000,000

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 6, 2023

by and among

MERIT MEDICAL SYSTEMS, INC.,

as Borrower,

the Lenders referred to herein,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.,

HSBC BANK USA, NATIONAL ASSOCIATION

U.S. BANK NATIONAL ASSOCIATION

and

TRUIST SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,

HSBC BANK USA, NATIONAL ASSOCIATION,

U.S. BANK NATIONAL ASSOCIATION

and

TRUIST BANK,

as Co-Syndication Agents

TD BANK, N.A.,

as Documentation Agent

TABLE OF CONTENTS

Page

Article I DEFINITIONS1

Section 1.1Definitions1

Section 1.2Other Definitions and Provisions41

Section 1.3Accounting Terms41

Section 1.4UCC Terms42

Section 1.5Rounding42

Section 1.6References to Agreement and Laws42

Section 1.7Times of Day43

Section 1.8Letter of Credit Amounts43

Section 1.9Guaranty Obligations/Earn-Outs43

Section 1.10Covenant Compliance Generally43

Section 1.11Exchange Rates; Currency Equivalents43

Section 1.12Change of Currency44

Section 1.13Additional Alternative Currencies or Alternative L/C Currencies45

Section 1.14Limited Conditionality Acquisitions46

Section 1.15Rates47

Section 1.16Divisions48

Article II REVOLVING CREDIT FACILITY48

Section 2.1Revolving Credit Loans48

Section 2.2Swingline Loans48

Section 2.3Procedure for Advances of Revolving Credit Loans and Swingline Loans51

Section 2.4Repayment and Prepayment of Revolving Credit and Swingline Loans52

Section 2.5Permanent Reduction of the Revolving Credit Commitment54

Section 2.6Termination of Revolving Credit Facility55

Article III LETTER OF CREDIT FACILITY55

Section 3.1L/C Commitment55

Section 3.2Procedure for Issuance and Disbursement of Letters of Credit57

Section 3.3Commissions and Other Charges58

Section 3.4L/C Participations58

Section 3.5Reimbursement60

Section 3.6Obligations Absolute61

Section 3.7Effect of Letter of Credit Documents63

Section 3.8Resignation of Issuing Lenders63

Section 3.9Reporting of Letter of Credit Information and L/C Commitment63

Section 3.10Letters of Credit Issued for Subsidiaries64

Article IV TERM LOAN FACILITY64

Section 4.1Initial Term Loan64

Section 4.2Procedure for Advance of Term Loans64

Section 4.3Repayment of Term Loans65

Section 4.4Prepayments of Term Loans66

Article V GENERAL LOAN PROVISIONS68

Section 5.1Interest68

Section 5.2Notice and Manner of Conversion or Continuation of Loans70

Section 5.3Fees71

Section 5.4Manner of Payment71

Section 5.5Evidence of Indebtedness73

Section 5.6Sharing of Payments by Lenders73

Section 5.7Administrative Agent’s Clawback74

Section 5.8Changed Circumstances75

Section 5.9Indemnity80

Section 5.10Increased Costs80

Section 5.11Taxes82

Section 5.12Mitigation Obligations; Replacement of Lenders86

Section 5.13Incremental Loans87

Section 5.14Cash Collateral91

Section 5.15Defaulting Lenders92

Article VI CONDITIONS OF CLOSING AND BORROWING95

Section 6.1Conditions to Closing and the Initial Extensions of Credit95

Section 6.2Conditions to All Extensions of Credit99

Section 6.3Post-Closing Conditions100

Article VII REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES100

Section 7.1Organization; Power; Qualification100

Section 7.2Ownership100

Section 7.3Authorization; Enforceability100

Section 7.4Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.101

Section 7.5Compliance with Law; Governmental Approvals101

Section 7.6Tax Returns and Payments101

Section 7.7Intellectual Property Matters102

Section 7.8Environmental Matters102

Section 7.9Employee Benefit Matters103

Section 7.10Margin Stock104

Section 7.11Government Regulation105

Section 7.12Employee Relations105

Section 7.13Burdensome Provisions105

Section 7.14Financial Statements105

Section 7.15No Material Adverse Change106

Section 7.16Solvency106

Section 7.17Titles to Properties106

Section 7.18Insurance106

Section 7.19Liens106

Section 7.20Indebtedness and Guaranty Obligations106

Section 7.21Litigation106

Section 7.22Absence of Defaults107

Section 7.23Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions107

Section 7.24Investment Bankers’ and Similar Fees108

Section 7.25Disclosure108

Article VIII FINANCIAL INFORMATION AND NOTICES108

Section 8.1Financial Statements and Projections108

Section 8.2Officer’s Compliance Certificate109

Section 8.3Other Reports109

Section 8.4Notice of Litigation and Other Matters110

Section 8.5Accuracy of Information112

Article IX AFFIRMATIVE COVENANTS112

Section 9.1Preservation of Corporate Existence and Related Matters112

Section 9.2Maintenance of Property and Licenses112

Section 9.3Insurance113

Section 9.4Accounting Methods and Financial Records113

Section 9.5Payment of Taxes and Other Obligations113

Section 9.6Compliance with Laws and Approvals113

Section 9.7Environmental Laws113

Section 9.8Compliance with ERISA114

Section 9.9Compliance with Agreements114

Section 9.10Visits and Inspections; Lender Meetings114

Section 9.11Additional Subsidiaries115

Section 9.12Use of Proceeds116

Section 9.13Non-Consolidation117

Section 9.14[Reserved]117

Section 9.15[Reserved]117

Section 9.16Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions117

Section 9.17Further Assurances117

Article X FINANCIAL COVENANTS117

Section 10.1Consolidated Total Net Leverage Ratio117

Section 10.2Consolidated Interest Coverage Ratio118

Article XI NEGATIVE COVENANTS118

Section 11.1Limitations on Indebtedness118

Section 11.2Limitations on Liens121

Section 11.3Limitations on Investments123

Section 11.4Limitations on Fundamental Changes124

Section 11.5Limitations on Asset Dispositions125

Section 11.6Limitations on Restricted Payments125

Section 11.7Transactions with Affiliates126

Section 11.8Certain Accounting Changes; Organizational Documents127

Section 11.9Limitation on Payments and Modifications of Junior Indebtedness127

Section 11.10No Further Negative Pledges; Restrictive Agreements128

Section 11.11Nature of Business128

Section 11.12Sale Leasebacks128

Article XII DEFAULT AND REMEDIES129

Section 12.1Events of Default129

Section 12.2Remedies131

Section 12.3Rights and Remedies Cumulative; Non-Waiver; etc.132

Section 12.4Crediting of Payments and Proceeds133

Section 12.5Administrative Agent May File Proofs of Claim134

Section 12.6Credit Bidding134

Article XIII THE ADMINISTRATIVE AGENT135

Section 13.1Appointment and Authority135

Section 13.2Rights as a Lender135

Section 13.3Exculpatory Provisions136

Section 13.4Reliance by the Administrative Agent137

Section 13.5Delegation of Duties138

Section 13.6Resignation of Administrative Agent138

Section 13.7Non-Reliance on Administrative Agent and Other Lenders139

Section 13.8No Other Duties, etc.140

Section 13.9Collateral and Guaranty Matters141

Section 13.10Secured Hedge Agreements and Secured Cash Management Agreements142

Section 13.11Erroneous Payments.142

Article XIV MISCELLANEOUS144

Section 14.1Notices144

Section 14.2Amendments, Waivers and Consents147

Section 14.3Expenses; Indemnity149

Section 14.4Right of Setoff152

Section 14.5Governing Law; Jurisdiction, Etc152

Section 14.6Waiver of Jury Trial153

Section 14.7Reversal of Payments154

Section 14.8Injunctive Relief; Punitive Damages154

Section 14.9Accounting Matters154

Section 14.10Successors and Assigns; Participations154

Section 14.11Confidentiality159

Section 14.12Performance of Duties160

Section 14.13All Powers Coupled with Interest160

Section 14.14Survival160

Section 14.15Titles and Captions160

Section 14.16Severability of Provisions160

Section 14.17Counterparts; Integration; Effectiveness; Electronic Execution161

Section 14.18Term of Agreement162

Section 14.19USA Patriot Act162

Section 14.20Amendment and Restatement; No Novation162

Section 14.21Inconsistencies with Other Documents; Independent Effect of Covenants162

Section 14.22No Advisory or Fiduciary Responsibility163

Section 14.23Acknowledgement and Consent to Bail-In of Affected Financial Institutions.164

Section 14.24Judgment Currency164

Section 14.25Certain ERISA Matters165

Section 14.26Acknowledgement Regarding Any Supported QFCs166

Section 14.27Sustainability167

EXHIBITS

Exhibit A-1-Form of Revolving Credit Note

Exhibit A-2-Form of Swingline Note

Exhibit A-3 -Form of Term Loan Note

Exhibit B-Form of Notice of Borrowing

Exhibit C-Form of Notice of Account Designation

Exhibit D-Form of Notice of Prepayment

Exhibit E-Form of Notice of Conversion/Continuation

Exhibit F-Form of Officer’s Compliance Certificate

Exhibit G-Form of Assignment and Assumption

Exhibit H-1-Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)

Exhibit H-2-Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)

Exhibit H-3-Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)

Exhibit H-4-Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES

Schedule 1.1(a)-Existing Letters of Credit

Schedule 1.1(b)- Commitments and Commitment Percentages

Schedule 6.3-Post-Closing Conditions

Schedule 7.1-Jurisdictions of Organization and Qualification

Schedule 7.2-Subsidiaries and Capitalization

Schedule 7.6-Tax Matters

Schedule 7.9-ERISA Plans

Schedule 7.12-Labor and Collective Bargaining Agreements

Schedule 7.17-Real Property

Schedule 11.1(b)(iii)-Existing Non-Credit Party Unsecured Intercompany Indebtedness

Schedule 11.2-Existing Liens

Schedule 11.3-Existing Loans, Advances and Investments

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 6, 2023, by and among MERIT MEDICAL SYSTEMS, INC., a Utah corporation, as Borrower, the lenders who are party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

Article I

DEFINITIONS
Section 1.1Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Adjusted Daily Simple SONIA” means, for purposes of any calculation, the rate per annum equal to (a) Daily Simple SONIA for such calculation plus (b) the SONIA Adjustment; provided that if Adjusted Daily Simple SONIA as so determined shall ever be less than the Floor, then Adjusted Daily Simple SONIA shall be deemed to be the Floor.

“Adjusted Eurocurrency Rate” means, as to any Loan denominated in any applicable Currency not bearing interest based on an RFR (which, as of the date hereof, shall mean Euros) for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate for such Currency for such Interest Period
1.00-Eurocurrency Reserve Percentage

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.

“Administrative Agent’s Office” means, with respect to any Currency, the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c), with respect to such Currency.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Fourth Amended and Restated Credit Agreement.

“Alternative Currency” means (a) each of (i) Euros and (ii) Sterling and (b) each other currency (other than Dollars) that is approved in accordance with Section 1.13, in each case to the extent such currencies (A) are freely transferable and convertible into Dollars, (B) are dealt with in the London interbank deposit market and (C) are not subject to any requirement by any central bank or other governmental authorization in the country of issue of such currency to give authorization for the use of such currency by any Lender for making Loans unless such authorization has been obtained and remains in full force and effect.

“Alternative Currency Equivalent” means, subject to Section 1.11, for any amount, at the time of determination thereof, with respect to any amount expressed in Dollars, the equivalent amount thereof in the applicable Alternative Currency or Alternative L/C Currency as determined by the Administrative Agent or the applicable Issuing Lender (with notice thereof to the Administrative Agent), as applicable, in its sole discretion by reference to the most recent Spot Rate (as determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency or Alternative L/C Currency with Dollars.

“Alternative Currency Sublimit” means the lesser of (a) $40,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Alternative L/C Currency” means (a) each of (i) Euros and (ii) Sterling and (b) each other currency (other than Dollars) that is approved by the applicable Issuing Lender in accordance with Section 1.13, in each case to the extent such currencies (A) are freely transferable and convertible into Dollars, (B) are dealt with in the London interbank deposit market and (C) are not subject to any requirement by any central bank or other governmental authorization in the country of issue of such currency to give authorization for the use of such currency by any Issuing Lender for issuing Letters of Credit unless such authorization has been obtained and remains in full force and effect.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Net Leverage Ratio:

Pricing Level	Consolidated Total Net Leverage Ratio	Commitment Fee	Adjusted Term SOFR, Adjusted Eurocurrency Rate and Adjusted Daily Simple SONIA +	Base Rate +
I	Less than 1.75 to 1.00	0.20%	1.25%	0.25%
II	Greater than or equal to 1.75 to 1.00, but less than 2.25 to 1.00	0.20%	1.50%	0.50%
III	Greater than or equal to 2.25 to 1.00, but less than 2.75 to 1.00	0.25%	1.75%	0.75%
IV	Greater than or equal to 2.75 to 1.00, but less than 3.75 to 1.00	0.30%	2.00%	1.00%
V	Greater than or equal to 3.75 to 1.00	0.30%	2.25%	1.25%

The Applicable Margin shall be determined and adjusted quarterly on the date ten (10) Business Days after the day by which the Borrower provides an Officer’s Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level I until the first Calculation Date following the receipt by the Administrative Agent of the financial statements and the related Officer’s Compliance Certificate for the first full fiscal quarter ending after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate when due as required by Section 8.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Officer’s Compliance Certificate was required to have been delivered shall be based on Pricing Level V until such time as such Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date.  The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or Section 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher

Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Net Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 12.2 nor any of their other rights under this Agreement or any other Loan Document.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

The Applicable Margins set forth above shall be increased as, and to the extent, required by Section 5.13.

“Applicable Maturity Date” means (a) with respect to any Revolving Credit Loan or Swingline Loan, the Revolving Credit Maturity Date, (b) the Initial Term Loan, the Term Loan Maturity Date or (c) any Incremental Term Loan (if any), the date as determined pursuant to, and in accordance with, Section 5.13.

“Applicable Time” means, with respect to any Loans and Letters of Credit and payments in any Alternative Currency or Alternative L/C Currency, the local time in the place of settlement for such Alternative Currency or Alternative L/C Currency as may be determined by the Administrative Agent or the applicable Issuing Lender (with notice to the Administrative Agent), as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Wells Fargo Securities, LLC, BofA Securities, Inc., HSBC Bank USA, National Association, U.S. Bank National Association and Truist Securities, Inc., each in its capacity as a joint lead arranger and joint bookrunner.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer, division or otherwise.  The term “Asset Disposition” shall not include any Equity Issuance.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.8(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.0%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable).  Notwithstanding the foregoing, in no event shall the Base Rate be less than the Floor.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).  All Base Rate Loans shall be denominated in Dollars and shall be made to the Borrower.

“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, Daily Simple SONIA; provided that if a Benchmark Transition Event has occurred with respect to such Daily Simple SONIA or the then-current Benchmark for Sterling, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i) and (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, EURIBOR; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR or the then-current Benchmark for Euros, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark for any Currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” Merit Medical Systems, Inc., a Utah corporation.

“Borrower Materials” has the meaning assigned thereto in Section 8.4.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina or Salt Lake City, Utah, are closed.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period (excluding any Permitted Acquisition), as determined in accordance with GAAP, net of any Net Cash Proceeds received from (a) any disposition of Capital Assets (to the extent permitted hereunder) that have actually been reinvested during such period in other Capital Assets in accordance with Section 4.4(b)(ii) or (b) any Insurance and Condemnation Event that have actually been reinvested during such period in other Capital Assets in accordance with Section 4.4(b)(iii); provided that (i) Capital Expenditures shall not be less than zero and (ii) the Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower, certifying as to the other Capital Assets invested in with any such Net Cash Proceeds, the dates of such investments and the amount of such investments.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means to pledge and deposit with, or deliver to, the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within two hundred seventy (270) days from the date of acquisition thereof, (b) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and currently having the highest rating obtainable from either

Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than two hundred seventy (270) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer, foreign exchange and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Credit Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Cash Management Agreement with a Credit Party, in each case in its capacity as a party to such Cash Management Agreement.

“Cash Management Swingline Loans” means the collective reference to the Swingline Loans made pursuant to, and in accordance with, the terms of the Loan Sweep Agreement as contemplated by Section 2.2(a), and “Cash Management Swingline Loan” means any of such Swingline Loans.

“Change in Control” means an event or series of events by which:

(a)(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower or (ii) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower shall not constitute Continuing Directors; or
(b)there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Capital Stock of the Borrower or any of its Subsidiaries in excess of $20,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any

Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan or Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.1 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the collateral agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent.

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.

“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments and the Term Loan Commitments of such Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Conforming Changes” means, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “Eurocurrency Banking Day,” the definition of “RFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.9 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:

(c)Consolidated Net Income for such period;

plus

(d)the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:
(i)income and franchise taxes paid during such period;
(ii)Consolidated Interest Expense for such period paid or payable in cash;
(iii)amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future);
(iv)non-cash charges or expenses related to equity incentives for such period, including stock-based compensation;
(v)extraordinary losses during such period (excluding extraordinary losses from discontinued operations);
(vi)Transaction Costs during such period in connection with the Transactions, any Permitted Acquisition and any Equity Issuance; provided that the aggregate amount of all Transaction Costs added pursuant to this clause (b)(vi) shall not exceed 15% of the Consolidated EBITDA (determined without giving effect to this clause (b)(vi) and clause (b)(ix));
(vii)fees paid to the Lenders and/or Administrative Agent under any Loan Document or pursuant to any amendment or waiver thereof during such period;
(viii)proceeds from business interruption insurance to the extent not already included in calculating Consolidated Net Income for such period; and
(ix)other nonrecurring charges for such period acceptable to the Administrative Agent in its sole discretion; provided that the aggregate amount of all nonrecurring charges added pursuant to this clause (b)(ix) shall not exceed 15% of the Consolidated EBITDA (determined without giving effect to clause (b)(vi) and this clause (b)(ix));

less

(e)interest income and any extraordinary gains during such period;

less

(f)non-cash gains for such period.

For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedge Agreements) for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, all Consolidated Total Funded Indebtedness (other than Subordinated Indebtedness) that is secured by a Lien on any asset or property of the Borrower or any of its Subsidiaries. For the avoidance of doubt, the Secured Obligations outstanding as of such date of determination shall constitute Consolidated Senior Secured Indebtedness.

“Consolidated Senior Secured Net Indebtedness” means, as of any date of determination, the sum of (a) Consolidated Senior Secured Indebtedness as of such date minus (b) the aggregate amount of Unrestricted Cash and Cash Equivalents then on hand as of such date not to exceed $150,000,000 (excluding the proceeds of any Incremental Loan Commitment or any other Indebtedness incurred or made substantially concurrent with the determination of the amount of such Unrestricted Cash and Cash Equivalents).

“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Net Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Subsidiaries described in, clauses (a), (c), (f) and (i) of the definition of “Indebtedness”, but excluding intercompany indebtedness among the Credit Parties.

“Consolidated Total Net Funded Indebtedness” means, as of any date of determination, the sum of (a) Consolidated Total Funded Indebtedness as of such date minus (b) the aggregate amount of Unrestricted Cash and Cash Equivalents then on hand as of such date not to exceed $150,000,000 (excluding the proceeds of any Incremental Loan Commitment or any other Indebtedness incurred or made substantially concurrent with the determination of the amount of such Unrestricted Cash and Cash Equivalents).

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Continuing Directors” means the directors (or equivalent governing body) of the Borrower on the Closing Date and each other director (or equivalent) of the Borrower, if, in each case, such other director’s (or equivalent’s) election or nomination for election to the board of directors (or equivalent governing body) of the Borrower is approved by at least fifty-one percent (51%) of the then Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Currencies” means Dollars, each Alternative Currency and each Alternative L/C Currency, and “Currency” means any of such Currencies.

“Current Financial Statements” means (a) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2022 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (b) the unaudited Consolidated balance sheet of the and its Subsidiaries as of March 31, 2023 and related unaudited interim statements of income and retained earnings.

“Daily Simple SONIA” means, for any RFR Rate Day, a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, the greater of (i) SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five (5) RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if by 5:00 p.m. (London time) on the second (2nd) RFR Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SONIA has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided further that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three (3) consecutive RFR Rate Days and (ii) the Floor.

Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.

“Daily Simple SONIA Loan” means any Loan that bears interest at a rate based on Daily Simple SONIA.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans or any Term Loan, if applicable, required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of participations in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the final maturity date applicable to the Credit Facility; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent” means, subject to Section 1.11, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in an Alternative Currency or Alternative L/C Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Lender (with notice thereof to the Administrative Agent), as applicable, at such time in its sole discretion by reference to the most recent Spot Rate for such Alternative Currency or such Alternative L/C Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency or such Alternative L/C Currency.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States; provided that any Foreign Subsidiary (i) the Capital Stock of which is owned directly by any Credit Party and (ii) that is treated as a disregarded entity for tax purposes shall be deemed to be a Domestic Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 14.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 14.10(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to, or operation of a single or unified European currency.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment in connection with exposure to, or releases of, Hazardous Materials.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party of (i) shares of its Capital Stock, (ii) any shares of its Capital Stock pursuant to the exercise of options or warrants or (iii) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof.  The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning assigned thereto in Section 13.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 13.11(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 13.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 13.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“EURIBOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“Euro” and “€” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Banking Day” means, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day; provided, that for purposes of notice requirements in Sections 2.3(a), 2.4(c) and 5.2, in each case, such day is also a Business Day.

“Eurocurrency Rate” means, for any Eurocurrency Rate Loan for any Interest Period:

(a)denominated in Euros, the greater of (i) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period, at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (ii) the Floor; and
(b)if applicable and approved by the Administrative Agent and the Lenders pursuant to Section 1.13, denominated in any other Currency (other than Euros or Sterling), the rate designated with respect to such Currency at the time such currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.13.

“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the FRB for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.  The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the Guaranty Agreement).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of July 31, 2019 by and among the Borrower, as borrower, the lenders party thereto, as lenders, and Wells Fargo Bank, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified as of the date hereof.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(a).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Facility Capital Expenditures” means Capital Expenditures of the Borrower and its Subsidiaries associated with the acquisition, leasing, building and expansion of manufacturing facilities, research facilities, customer service and distribution facilities and other facilities acquired, built or expanded by the Borrower and its Subsidiaries in connection with the business thereof (including, without limitation, the acquisition of property and plant related thereto).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means (a) the separate engagement letter agreement dated April 13, 2023 among the Borrower and Wells Fargo Securities, LLC, (b) the separate additional arranger fee letter agreement dated as of the Closing Date among the Borrower and the Arrangers (other than Wells Fargo Securities, LLC) and (c) any letter agreement between the Borrower and any Issuing Lender (other than Wells Fargo) relating to certain fees payable to such Issuing Lender in its capacity as such.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and the Capital Stock of which is owned directly by any Credit Party.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31st.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, any Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, any Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Borrower and the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include (i) endorsements for collection or deposit in the ordinary course of business and (ii) guarantees of obligations to reimburse Governmental Authorities in connection with an economic development incentive to the extent not considered a contingent obligation under GAAP unless and until demand is made for payment under the agreement evidencing such economic development incentive; provided, further, that the amount of any Guaranty Obligations shall be equal to the amount of the obligation so guaranteed or otherwise supported, if any, or, if less, the amount to which such guaranty is specifically limited, unless such primary obligation and the amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such guaranty shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by such guarantor in good faith.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority under Environmental Laws, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Credit Party permitted under Article XI, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Hedge Agreement with a Credit Party, in each case in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Increased Amount Date” has the meaning assigned thereto in Section 5.13(a).

“Incremental Facilities Limit” means, with respect to any proposed incurrence of an Incremental Loan Commitment, the sum of the following:

(g)the amount equal to the sum of (i) $200,000,000 plus (ii) the sum of (1) the aggregate principal amount of Term Loans prepaid pursuant to Section 4.4(a) plus (2) the aggregate amount of all optional prepayments of Revolving Credit Loans (solely to the extent accompanied by permanent optional reductions in the Revolving Credit Commitment), in each case to the extent such prepayments are not funded with the proceeds of Indebtedness that, in accordance with GAAP, constitutes, or when incurred, constituted a long-term liability less (iii) the total aggregate initial principal amount (as of the date of incurrence thereof) of all Incremental Loan Commitments incurred under this clause (a) after the Closing Date and prior to the incurrence of such Incremental Loan Commitment; plus
(h)the amount of additional Indebtedness that would cause the Consolidated Senior Secured Net Leverage Ratio as of the four (4) consecutive fiscal quarter period most recently ended prior to the incurrence of such additional Indebtedness (or in the case of any additional Indebtedness, the proceeds of which will finance a Limited Conditionality Acquisition, the date determined pursuant to Section 1.14) for which financial statements have been delivered to the Administrative Agent hereunder, calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness and any Permitted Acquisition to be consummated using the proceeds of such additional Indebtedness and assuming that the Revolving Credit Facility (including any proposed Incremental Revolving Credit Increase) is fully drawn at such time, not to exceed 3.25 to 1.00.

Unless the Borrower otherwise notifies the Administrative Agent, if all or any portion of any Incremental Loan Commitments would be permitted under clause (b) above on the applicable date of incurrence, such Incremental Loan Commitments (or the relevant portion thereof) shall be deemed to have been incurred in reliance on clause (b) above prior to the utilization of any amount available under clause (a) above.  Furthermore, notwithstanding anything to the contrary contained herein, for purposes of calculating the Consolidated Senior Secured Net Leverage Ratio, (1) all additional Indebtedness incurred pursuant to any Incremental Loan Commitment shall be deemed to be secured Indebtedness and (2) the proceeds from any additional Indebtedness incurred pursuant to any Incremental Loan Commitment shall not be netted from Consolidated Senior Secured Net Indebtedness.

“Incremental Lender” has the meaning assigned thereto in Section 5.13(a).

“Incremental Loan Commitments” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Loans” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Revolving Credit Commitment” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Revolving Credit Increase” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Term Loan” has the meaning assigned thereto in Section 5.13(a)(i).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 5.13(a)(i).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(i)all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(j)all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables (i) arising in the ordinary course of business not more than ninety (90) days past due, or (ii) that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;
(k)the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(l)all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(m)all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements, except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(n)all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;
(o)all obligations of any such Person in respect of Disqualified Capital Stock;
(p)all Net Hedging Obligations of any such Person; and
(q)all Guaranty Obligations of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on, or with respect to, any payment made by, or on account of, any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Issuing Lender” means Wells Fargo.

“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Term Loan Lenders pursuant to Section 4.1.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Payment Date” means (a) as to any Base Rate Loan or Daily Simple SONIA Loan, the last Business Day of each March, June, September and December and the Applicable Maturity Date and (b) as to any Eurocurrency Rate Loan or Term SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and the Applicable Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan or Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan or Term SOFR Loan, as applicable, and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(r)the Interest Period shall commence on the date of advance of or conversion to any Eurocurrency Rate Loan or any Term SOFR Loan, as applicable, and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(s)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(t)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(u)no Interest Period shall extend beyond the Applicable Maturity Date, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9;
(v)there shall be no more than ten (10) Interest Periods in effect at any time; and
(w)no tenor that has been removed from this definition pursuant to Section 5.8(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) the Initial Issuing Lender and (ii) any other Revolving Credit Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit; provided that the total number of Issuing Lenders under this clause (a) shall not exceed four (4) and (b) with respect to the Existing Letters of Credit, Wells Fargo, in its capacity as issuer thereof.

“Junior Indebtedness” means, with respect to the Borrower and its Subsidiaries, any (a) Subordinated Indebtedness, (b) Indebtedness secured by Liens that are junior to the Liens securing the Secured Obligations and (c) unsecured Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount.

“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case as such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

“L/C Sublimit” means the lesser of (a) $40,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“LCA Test Date” has the meaning assigned thereto in Section 1.14(a).

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 5.13.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application requesting such Issuing Lender to issue a Letter of Credit in the form specified by the applicable Issuing Lender from time to time.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Lender from time to time.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.  Letters of Credit may be issued in Dollars or an Alternative L/C Currency.

“Leverage Ratio Increase” has the meaning assigned thereto in Section 10.1.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Limited Conditionality Acquisition” means any acquisition by the Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) that (a) is not prohibited hereunder, (b) is financed in whole or in part with a substantially concurrent incurrence of Incremental Loans, (c) is not conditioned on the availability of, or on obtaining, third-party financing and (d) is completed within six

(6) months of the LCA Test Date (or such longer period as may be agreed to by the Administrative Agent and the lenders providing the Incremental Loans in connection therewith).

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Documents, the Security Documents, the Fee Letters and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“Loan Sweep Activation Date” means the date which is twenty (20) Business Days after the date on which the Borrower shall have delivered to the Administrative Agent and the Swingline Lender a duly executed Loan Sweep Agreement.

“Loan Sweep Agreement” means, collectively, any document, instrument, certificate, note or agreement executed and delivered in connection with the treasury management services arrangement between the Borrower and Wells Fargo that governs the borrowing and repayment of Cash Management Swingline Loans, including, without limitation, the Master Agreement for Treasury Management Services, the Wells Fargo Stagecoach Sweep Service Description, the Acceptance of Services, the Master Repurchase Agreement, the applicable deposit account agreement and all other Service Documentation, as such term is defined in the Master Agreement for Treasury Management Services, each as may be, individually or collectively, amended, restated, supplemented or otherwise modified from time to time.

“Loan Sweep Termination Date” means the date which is ten (10) Business Days after the date on which the Borrower shall have delivered to the Administrative Agent a termination notice with respect to the Loan Sweep Agreement.

“Loans” means the collective reference to the Revolving Credit Loans, the Term Loans and the Swingline Loans (including, without limitation, the Cash Management Swingline Loans), and “Loan” means any of such Loans.

“Material Adverse Effect” means a material adverse effect on (a) the properties, business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, (c) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (d) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Dollar Equivalent of the Fronting Exposure of each of the Issuing Lenders with respect to Letters of Credit issued by it and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 12.2(b), an amount equal to the Dollar Equivalent of 105% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its

Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such transaction or event, (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Net Hedging Obligations” means, as of any date, the Hedge Termination Value of any Hedge Agreement on such date.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 14.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Term Loan Notes.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders, the Issuing Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Lender or the Swingline Lender, such Issuing Lender or Swingline Lender, as applicable, in each case, with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in an Alternative Currency or an Alternative L/C Currency, an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Lender or the Swingline Lender, such Issuing Lender or Swingline Lender, as applicable, in each case, with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Participant” has the meaning assigned thereto in Section 14.10(d).

“Participant Register” has the meaning assigned thereto in Section 14.10(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned thereto in Section 13.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (which in the case of a Limited Conditionality Acquisition shall be subject to Section 1.14):

(x)with respect to any such acquisition:
(i)no less than ten (10) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent, which notice shall include the proposed closing date of such acquisition;

(ii)such acquisition shall have been approved by the board of directors (or equivalent governing body) of the Person to be acquired;
(iii)the Person or business to be acquired shall be in a substantially similar line of business as the Borrower and its Subsidiaries pursuant to Section 11.11;
(iv)if such transaction is a merger or consolidation, the Borrower or a Subsidiary Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;
(v)the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 9.11 to be delivered at the time required pursuant to Section 9.11; and
(vi)no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith;
(y)with respect to any such acquisition with respect to which the Permitted Acquisition Consideration for such acquisition (or series of related acquisitions) exceeds $150,000,000, individually:
(i)no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent and the Lenders an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory thereto, compliance with each covenant contained in Article X (it being agreed and acknowledged that, notwithstanding anything to the contrary contained in this Agreement, (A) the covenant contained in Section 10.1 (giving effect to any Leverage Ratio Increase then in effect pursuant to Section 10.1) shall be calculated on a Pro Forma Basis as of the date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith and (B) with respect to the covenant contained in Section 10.2, Consolidated EBITDA shall be calculated on a Pro Forma Basis as of the date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith, but no other component of the ratio set forth in Section 10.2 shall be calculated on a Pro Forma Basis);
(ii)prior to the proposed closing date of such acquisition, to the extent requested by the Administrative Agent or any Lender (through the Administrative Agent), the Borrower (1) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents and (2) shall have delivered to, or made available for inspection by, the Administrative Agent any Permitted Acquisition Diligence Information delivered to the Borrower; and
(iii)the Borrower shall provide such other documents and other information as may be reasonably (both in scope of such request and timing of such request) requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with the acquisition, provided such information is reasonably available to the Borrower.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the Borrower, net of the applicable acquired company’s cash and Cash Equivalents, balance (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent and which is made available to the Borrower or any Subsidiary Guarantor in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Equipment Sale-Leaseback Transaction” means any sale-leaseback by and between any Credit Party, as seller, and any third party reasonably satisfactory to the Administrative Agent, as buyer, in connection with equipment owned by such Credit Party; provided that (a) at the time of any such sale-leaseback, no Default or Event of Default shall exist or would result from such sale-leaseback, (b) the equipment which is the subject of any such sale-leaseback shall be sold for no less than the fair market value thereof, (c) the consideration received in connection with any such sale-leaseback shall be no less than one hundred percent (100%) in cash, (d) the lease executed in connection with any such sale-leaseback shall be an operating lease and shall be subject to customary market terms, and (e) the requirements of Section 4.4(b) are complied with in connection therewith.

“Permitted Liens” means the Liens permitted pursuant to Section 11.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of determining the effect of any Specified Transaction in calculating certain definitions and compliance with any test or financial covenant under this Agreement for any period, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all of the Capital Stock of a Subsidiary or any division, business unit, product line or line of business or any classification of any asset, business unit, division or line of business as a discontinued operation, shall be excluded and (ii) in the case of a Permitted Acquisition, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (y) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and (z) are calculated on a basis consistent with GAAP and Regulation S-X of the Exchange Act or as approved by the Administrative Agent and the Required Lenders.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned thereto in Section 8.4.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rate Determination Date” means, with respect to any Interest Period, two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” has the meaning assigned thereto in Section 14.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of

Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Removal Effective Date” has the meaning assigned thereto in Section 11.6(b).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided that the Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided further that if there are at least two (2) but not more than three (3) Non-Defaulting Lenders at such time, then Required Lenders must include at least two (2) such Non-Defaulting Lenders.

“Required Revolving Credit Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders; provided further that if there are at least two (2) but not more than three (3) Non-Defaulting Lenders who are Revolving Credit Lenders at such time, then Required Revolving Credit Lenders must include at least two (2) such Non-Defaulting Lenders who are Revolving Credit Lenders.

“Resignation Effective Date” has the meaning assigned thereto in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent, in such Person’s capacity as such (and not on an individual basis); provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Junior Indebtedness Payments” has the meaning assigned thereto in Section 11.9(b).

“Restricted Payment” has the meaning assigned thereto in Section 11.6.

“Revaluation Date” means, subject to Section 1.11:

(a)with respect to any Revolving Credit Loan denominated in an Alternative Currency, each of the following: (i) the date of the borrowing of such Revolving Credit Loan (including any borrowing or deemed borrowing in respect of any unreimbursed portion of any payment by the applicable Issuing Lender under any Letter of Credit denominated in an Alternative Currency) but only as to the amounts so borrowed on such date, (ii) each date of a continuation of such Revolving Credit Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (iii) such additional dates as the Administrative Agent shall determine; and
(b)with respect to any Letter of Credit denominated in an Alternative L/C Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the Letter of Credit so issued on such date, (ii) each date such Letter of Credit is amended to increase the face amount of such Letter of Credit but only as to the amount of such increase, (iii) in the case of all Existing Letters of Credit denominated in Alternative L/C Currencies, the Closing Date, but only as to such Existing Letters of Credit and (iv) such additional dates as the Administrative Agent or the applicable Issuing Lender (with notice thereof to the Administrative Agent) shall determine or the Required Lenders shall require.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal Dollar amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such Dollar amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such Dollar amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13).  The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders as of the Closing Date shall be $700,000,000.  The Revolving Credit Commitment of each Revolving Credit Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(b).

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment.  If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.  The Revolving Credit Commitment Percentage of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(b).

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 5.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) June 6, 2028, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 12.2(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans on any date of determination, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date; plus (b) with respect to Swingline Loans, (i) on any date of determination that is prior to the Loan Sweep Activation Date or on or after the Loan Sweep Termination Date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swingline Loans occurring on such date and (ii) on any date of determination that is on and after the Loan Sweep Activation Date and prior to the Loan Sweep Termination Date, the Swingline Reserve; plus (c) with respect to any L/C Obligations on any date of determination, the Dollar Equivalent amount of the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Extensions of Credit” means (a) any Revolving Credit Loan then outstanding, (b) any Letter of Credit then outstanding or (c) any Swingline Loan then outstanding.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, SOFR and (b) Sterling, SONIA.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided, that for purposes of notice requirements in Sections 2.3(a), 2.4(c) and 5.2, in each case, such day is also a Business Day.

“RFR Loan” means a Term SOFR Loan or a Daily Simple SONIA Loan, as the context may require.

“RFR Rate Day” means any day pursuant to which any calculation of an RFR is made.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency or an Alternative L/C Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Lender (with notice thereof to the Administrative Agent), to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency or Alternative L/C Currency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date,

Cuba, Iran, North Korea, Syria, Crimea, the so-called Luhansk People’s Republic and the so-called Donetsk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement between or among any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement; provided that the “Secured Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 13.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Collateral Agreement, the Guaranty Agreements, and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any Property or assets securing the Secured Obligations or any such Person purports to guaranty the payment and/or performance of the Secured Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Adjustment” means a percentage equal to 0.0326% per annum.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Notice Currency” means at any time an Alternative Currency or Alternative L/C Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America.

“Specified Transactions” means (a) any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary of the Borrower or any division, business unit, product line or line of business, (b) any Permitted Acquisition, (c) any incurrence of Indebtedness, (d) the classification of any asset, business unit, division or line of business as a discontinued operation, (e) the Transactions.

“Spot Rate” means, subject to Section 1.13, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent or the applicable Issuing Lender (with notice to the Administrative Agent)) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent or the applicable Issuing Lender (with notice to the Administrative Agent) in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent or, if applicable, the Issuing Lender for syndicated credit facilities in which it acts as issuing lender.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of any Credit Party or any Subsidiary thereof subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of the Borrower (other than the Borrower and Foreign Subsidiaries to the extent that and for so long as the guaranty of such Foreign Subsidiary would have material adverse tax consequences for the Borrower or any other Credit Party or result in a violation of Applicable Laws) in existence on the Closing Date or which becomes a party to the Guaranty Agreement pursuant to Section 9.11.

“Sustainability Structuring Agent” means HSBC Bank USA, National Association.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder, or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower in Dollars pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount” has the meaning assigned thereto in Section 2.2(b)(iii).

“Swingline Reserve” means, on any date of determination, the amount of the Swingline Commitment as of such date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, tax-related fines, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Term Loan Lender, the obligation of such Term Loan Lender to make a portion of the Initial Term Loan and/or Incremental Term Loans, as applicable, to the account of the Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make such Term Loans.  The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Term Loan Lenders on the Closing Date shall be $150,000,000.  The Term Loan Commitment of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Term Loan Lender on Schedule 1.1(b).

“Term Loan Facility” means the term loan facility established pursuant to Article IV (including any new term loan facility established pursuant to Section 5.13).

“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan Maturity Date” means the first to occur of (a) June 6, 2028, and (b) the date of acceleration of the Term Loans pursuant to Section 12.2(a).

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loan represented by the outstanding principal balance of such Term Loan Lender’s Term Loan.  The Term Loan Percentage of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(b).

“Term Loans” means the Initial Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.

“Term SOFR” means:

(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day; and

(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) RFR Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan that bears interest at a rate based on Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” means, except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430 of the Code or Section 303(k) of ERISA, or (g) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Threshold Amount” means $25,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Transaction Costs” means (a) all transaction fees, charges and other amounts related to the Transactions, any Permitted Acquisition consummated on or after the Closing Date and any Equity Issuance consummated on or after the Closing Date (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith) and (b) severance costs, restructuring costs and inventory markup in connection with the Transactions, any Permitted Acquisition consummated on or after the Closing Date and any Equity Issuance consummated after the Closing Date, in each case, to the extent such costs, fees, charges and other amounts have been approved by the Administrative Agent.

“Transactions” means, collectively, (a) the repayment in full of all Indebtedness (other than Indebtedness permitted pursuant to Section 11.1) on the Closing Date, (b) the initial Extensions of Credit and (c) the payment of the Transaction Costs incurred in connection with items (a) and (b) above.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, one hundred percent (100%) of the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries (other than Unrestricted cash and Cash Equivalents in deposit accounts or securities accounts located in China).  For purposes hereof, “Unrestricted” means, when referring to cash and Cash Equivalents of the Borrower and its Subsidiaries, that such cash and Cash Equivalents (a) do not appear, or would not be required to appear, as “restricted” on the financial statements of the Borrower and its Subsidiaries (unless related to the Loan Documents or the Liens created thereunder), (b) are not subject to a Lien in favor of any Person (other than Liens permitted under Sections 11.2(a) or 11.2(i)) or (c) are not otherwise unavailable to the Borrower and its Subsidiaries.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).

“United States” means the United States of America.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable

Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
Section 1.3Accounting Terms.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant)

contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that (A) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease obligations in the financial statements and (B) all financial statements delivered to the Administrative Agent hereunder shall contain a schedule showing the modifications necessary to reconcile the adjustments made pursuant to clause (A) above with such financial statements.
Section 1.4UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
Section 1.5Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.6References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the Patriot Act, the UCC, the Investment Company Act, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
Section 1.7Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.8Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount, or the Dollar Equivalent of the maximum face amount, if applicable, of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
Section 1.9Guaranty Obligations/Earn-Outs.  Unless otherwise specified, (a) the amount of any Guaranty Obligation shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.
Section 1.10Covenant Compliance Generally.  For purposes of determining compliance under Sections 11.1, 11.2, 11.3, 11.5 and 11.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(b).  Notwithstanding the foregoing, for purposes of determining compliance with Sections 11.1, 11.2 and 11.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
Section 1.11Exchange Rates; Currency Equivalents.
(a)The Administrative Agent or the applicable Issuing Lender (with notice thereof to the Administrative Agent), as applicable, shall determine the Dollar Equivalent amounts of Extensions of Credit denominated in Alternative Currencies or Alternative L/C Currencies, as applicable.  Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Lender (with notice thereof to the Administrative Agent), as applicable.

(b)Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of an RFR Loan or a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum, a required maximum or multiple amount, is expressed in Dollars, but such RFR Loan, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency or an Alternative L/C Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency or an Alternative L/C Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Lender, as applicable.
(c)Notwithstanding the foregoing provisions of this Section 1.11 or any other provision of this Agreement, (i) each Issuing Lender may compute the Dollar Equivalent of the maximum amount of each applicable Letter of Credit issued by such Issuing Lender by reference to exchange rates determined using any reasonable method customarily employed by such Issuing Lender for such purpose and (ii) the Dollar Equivalent of all Existing Letters of Credit denominated in Alternative L/C Currencies shall as of the Closing Date be as set forth on Schedule 1.1(a).
(d)Notwithstanding the foregoing provisions of this Section 1.11 or any other provision of this Agreement, in connection with Daily Simple SONIA Loans, the Spot Rate on each date of borrowing shall be the Spot Rate in effect as of the Revaluation Date applicable to the first borrowing of any such Daily Simple SONIA Loans (or, if applicable, any later Revaluation Date pursuant to clause (a)(iii) of the definition of “Revaluation Date”).
Section 1.12Change of Currency.
(a)The obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London or applicable offshore interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.13Additional Alternative Currencies or Alternative L/C Currencies.
(a)The Borrower may from time to time request that (i) Revolving Credit Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency” and/or (ii) Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative L/C Currency”; provided that such requested currency is (A) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (B) dealt with in the London or other applicable offshore interbank deposit market and (C) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Lender for making Revolving Credit Loans or any Issuing Lender for issuing Letters of Credit, as applicable, unless such authorization has been obtained and remains in full force and effect.  In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Revolving Credit Lenders and the applicable Issuing Lender or Issuing Lenders.
(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m., (i) with respect to a request for an additional Alternative Currency, 20 Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Administrative Agent in its sole discretion) or (ii) with respect to a request for an additional Alternative L/C Currency, five (5) Business Days prior to the date of the desired Letter of Credit (or such other time or date as may be agreed by the applicable Issuing Lender(s), in its (their) sole discretion, with notice to the Administrative Agent).  Each such request shall also identify the applicable benchmark rate that is to apply to Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, such requested additional Alternative Currency.  In the case of any such request pertaining to Revolving Credit Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Lender(s) thereof.  Each Revolving Credit Lender (in the case of any such request pertaining to Revolving Credit Loans) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans in such requested currency and the usage of such benchmark rate.  The applicable Issuing Lender(s) (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., three Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency and the usage of such benchmark rate.
(c)Any failure by a Revolving Credit Lender or the applicable Issuing Lender(s), as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable Issuing Lender(s), as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency and such benchmark rate to be used.  If the Administrative Agent and all the Revolving Credit Lenders consent to making Revolving Credit Loans in such requested currency and using such benchmark rate, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Revolving Credit Loans; and if the Administrative Agent, all the Revolving Credit Lenders and the applicable Issuing Lender(s) consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative L/C Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Lender(s).  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.13, the Administrative Agent shall promptly so notify the Borrower.
(d)In connection with any approved request for an Alternative Currency or an Alternative L/C Currency, the Administrative Agent will have the right to make any technical, administrative or operational changes that the Administrative Agent decides may be appropriate to reflect the inclusion of such Alternative Currency or such Alternative L/C Currency, as applicable, and the adoption and implementation of the benchmark rate applicable thereto and to permit the administration thereof by the Administrative Agent from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
Section 1.14Limited Conditionality Acquisitions.  In the event that the Borrower notifies the Administrative Agent in writing that any proposed acquisition by the Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) is a Limited Conditionality Acquisition and that the Borrower wishes to test the conditions to such acquisition and the availability of the Incremental Loans that is to be used to finance such acquisition in accordance with this Section, then, so long as agreed to by the Administrative Agent and the lenders providing such Indebtedness, the following provisions shall apply:
(a)any condition to such acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such acquisition or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such acquisition (the “LCA Test Date”) and (ii) no Event of Default under any of Sections 12.1(a), 12.1(b), 12.1(f), 12.1(h) or 12.1(i) shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith (including such additional Indebtedness);
(b)any condition to such acquisition or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of such acquisition or the incurrence of such Indebtedness shall be subject to customary “SunGard” or other customary applicable “certain funds” conditionality provisions (including, without limitation, a condition that the representations and warranties under the relevant agreements relating to such Limited Conditionality Acquisition as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct), so long as all representations and warranties in this Agreement and the other Loan Documents are true and correct as of the LCA Test Date;

(c)any financial ratio test or condition, may upon the written election of the Borrower delivered to the Administrative Agent prior to the execution of the definitive agreement for such acquisition, be tested either (i) upon the execution of the definitive agreement with respect to such Limited Conditionality Acquisition or (ii) upon the consummation of the Limited Conditionality Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Conditionality Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis; provided that the failure to deliver a notice under this Section 1.14(c) prior to the date of execution of the definitive agreement for such Limited Conditionality Acquisition shall be deemed an election to test the applicable financial ratio under subcluase (ii) of this Section 1.14(c); and
(d)if the Borrower has made an election with respect to any Limited Conditionality Acquisition to test a financial ratio test or condition at the time specified in subs-clause (c)(i) of this Section, then in connection with any subsequent calculation of any ratio or basket on or following the relevant date of execution of the definitive agreement with respect to such Limited Conditionality Acquisition and prior to the earlier of (i) the date on which such Limited Conditionality Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Conditionality Acquisition is terminated or expires without consummation of such Limited Conditionality Acquisition, any such ratio or basket shall be required to be satisfied (x) on a Pro Forma Basis assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (y) assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Conditionality Acquisitions such that each of the possible scenarios is separately tested.  Notwithstanding anything to the contrary herein, in no event shall there be more than two Limited Conditionality Acquisitions at any time outstanding.

Section 1.15Rates.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Adjusted Daily Simple SONIA, Daily Simple SONIA, the Eurocurrency Rate, the Adjusted Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.8(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Adjusted Daily Simple SONIA, Daily Simple SONIA, the Eurocurrency Rate, the Adjusted Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.16Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
Article II

REVOLVING CREDIT FACILITY
Section 2.1Revolving Credit Loans.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars or one or more Alternative Currencies from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment, (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment and (c) the aggregate principal amount of all outstanding Revolving Credit Loans denominated in Alternative Currencies and Letters of Credit denominated in Alternative L/C Currencies shall not exceed the Alternative Currency Sublimit.  Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder from the Closing Date through and including the Revolving Credit Maturity Date.
Section 2.2Swingline Loans.
(a)Availability.
(i)Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, prior to the Loan Sweep Activation Date or on or after the Loan Sweep Termination Date, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date; provided, that (A) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (B) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (1) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (2) the Swingline Commitment.
(ii)Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, on and after the Loan Sweep Activation Date and prior to the Loan Sweep Termination Date, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date pursuant to, and in accordance with, the Loan Sweep Agreement; provided, that (A) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (B) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (1) the Revolving Credit Commitment less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (2) the Swingline Commitment.
(b)Refunding.
(i)The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan in Dollars as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice.  The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans.  No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
(ii)The Borrower shall pay to the Swingline Lender on demand, and in any event on the Revolving Credit Maturity Date, in Same Day Funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower hereby irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit

Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(iii)If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding.  Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in Same Day Funds, the amount of its Swingline Participation Amount.  Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(iv)Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(v)If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i) or 2.2(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the

Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be.  A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.
(c)Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.
Section 2.3Procedure for Advances of Revolving Credit Loans and Swingline Loans.
(a)Requests for Borrowing.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan (other than Cash Management Swingline Loans) and (ii)(A) in the case of a Term SOFR Loan, at least three (3) RFR Business Days before such Term SOFR Loan, (B) in the case of a Daily Simple SONIA Loan, at least five (5) RFR Business Days before such Daily Simple SONIA Loan, and (C) in the case of a Eurocurrency Rate Loan denominated in any Alternative Currency, at least four (4) Eurocurrency Banking Days before such Eurocurrency Rate Loan (or five (5) Eurocurrency Banking Days in the case of a Special Notice Currency), of its intention to borrow, in each case, specifying (A) the date of such borrowing, which shall be a Business Day (and, as applicable, a RFR Business Day or Eurocurrency Banking Day), (B) the Currency of such borrowing, (C) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to Eurocurrency Rate Loans and Daily Simple SONIA Loans in an aggregate principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans (other than Cash Management Swingline Loans) in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, in each case, the remaining amount of the Revolving Credit Commitment or the Swingline Commitment, as applicable), (D) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (E) in the case of a Revolving Credit Loan whether such Revolving Credit Loan is to be a Eurocurrency Rate Loan, a Daily Simple SONIA Loan, a Term SOFR Loan or a Base Rate Loan, and (F) in the case of a Eurocurrency Rate Loan or a Term SOFR Loan, the duration of the Interest Period applicable thereto.  If the Borrower fails to specify the Currency of a Loan in a Notice of Borrowing, then the applicable Loans shall be made in Dollars.  If the Borrower fails to specify a type of Loan denominated in Dollars in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans.  If the Borrower requests a borrowing of a Eurocurrency Rate Loan or a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day,

RFR Business Day or Eurocurrency Banking Day, as applicable.  The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
(b)Disbursement of Revolving Credit and Swingline Loans.  Not later than 1:00 p.m. in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent, in the case of any Loan denominated in an Alternative Currency, in each case on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in Same Day Funds, in the applicable Currency, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in Same Day Funds, the Swingline Loans (other than Cash Management Swingline Loans) to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in Same Day Funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).
(c)Cash Management Swingline Loans.  Notwithstanding anything to the contrary contained in this Section 2.3, all borrowing requests and all disbursements in connection with Cash Management Swingline Loans shall be made pursuant to, and in accordance with, the Loan Sweep Agreement.
Section 2.4Repayment and Prepayment of Revolving Credit and Swingline Loans.
(a)Repayment on Termination Date.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), in each case, (A) in the Currency in which such Loan is denominated and (B) together with all accrued but unpaid interest thereon.
(b)Mandatory Prepayments.
(i)If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans until paid in full, second to the principal amount of outstanding Revolving Credit Loans until paid in full and third, with respect to any Letters of Credit then outstanding, as a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to the lesser of (x) such excess or (y) the aggregate L/C Obligations then outstanding (such Cash Collateral to be applied in accordance with Section 12.2(b)).
(ii)If at any time the sum of the Dollar Equivalent of the total Revolving Credit Exposure denominated in Alternative Currencies shall exceed an amount equal to 105% of the Alternative Currency Sublimit, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Revolving Extensions of Credit in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit with each such repayment applied first to the principal amount of outstanding Revolving Credit Loans denominated in any Alternative Currency and second, with respect to any Letters of Credit denominated in any Alternative Currency then outstanding, as a payment of Cash Collateral in the applicable Currency into a Cash Collateral account or Cash Collateral accounts opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders (any such Cash Collateral to be applied in accordance with Section 12.2(b)).
(iii)If at any time the outstanding Swingline Loans exceed the lesser of (A) the aggregate amount of the Revolving Credit Commitments less the sum of all outstanding Revolving Credit Loans and the L/C Obligations and (B) the Swingline Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied to the principal amount of outstanding Swingline Loans.
(c)Optional Prepayments.  The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty (except as provided in subsection (d)), with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and each Swingline Loan (other than a Cash Management Swingline Loan) and (ii) (A) in the case of a Term SOFR Loan, at least three (3) RFR Business Days before prepayment of such Term SOFR Loan, (B) in the case of a Daily Simple SONIA Loan, at least five (5) RFR Business Days before prepayment of such Daily Simple SONIA Loan and (C) in the case of a Eurocurrency Rate Loan denominated in any Alternative Currency, at least four (4) Eurocurrency Banking Days before prepayment of such Eurocurrency Rate Loan (or five (5) Eurocurrency Banking Days in the case of a prepayment of Eurocurrency Rate Loans denominated in a Special Notice Currency), in each case, specifying the date, Currency and amount of prepayment and whether the prepayment is of Eurocurrency Rate Loans, Daily Simple SONIA Loans, Term SOFR Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that the Borrower may at any time and from time to time prepay Cash Management Swingline Loans pursuant to, and in accordance with, the Loan Sweep Agreement.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of

$1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,500,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurocurrency Rate Loans or Daily Simple SONIA Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day, RFR Business Day or Eurocurrency Banking Day, as applicable.  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.  Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).
(d)Prepayment of Revolving Credit Loans in connection with Mandatory Prepayments. In the event proceeds remain after the prepayments of Term Loan Facility pursuant to Section 4.4(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Extensions of Credit, without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, refunded to the Borrower. Each prepayment of the Revolving Extensions of Credit pursuant to this subsection (d) shall be applied (1) first, to the principal amount of outstanding Swingline Loans until paid in full, (2) second to the principal amount of outstanding Revolving Credit Loans until paid in full and (3) third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to the aggregate L/C Obligations then outstanding (such Cash Collateral to be applied in accordance with Section 12.2(b)).
(e)Limitation on Prepayment of Eurocurrency Rate Loans.  The Borrower may not prepay any Eurocurrency Rate Loan or Term SOFR Loan on any day other than on the last day of the Interest Period applicable thereto, or any Daily Simple SONIA Loan on any day other than an Interest Payment Date therefor, unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(f)Hedge Agreements.  No repayment or prepayment of the Extensions of Credit pursuant to this Section 2.4 shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Extensions of Credit.
Section 2.5Permanent Reduction of the Revolving Credit Commitment.
(a)Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $500,000 or any whole multiple of $500,000 in excess thereof.  Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit

Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage.  All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.  Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).
(b)Corresponding Payment.  Each permanent reduction permitted pursuant to this Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to the amount of such excess.  Such Cash Collateral shall be applied in accordance with Section 12.2(b).  Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment, the Swingline Commitment, the Alternative Currency Sublimit and the Revolving Credit Facility.  If the reduction of the Revolving Credit Commitment requires the repayment of any Eurocurrency Rate Loan, any Term SOFR Loan or any Daily Simple SONIA Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(c)Cash Management Swingline Loans.  Notwithstanding anything in this Section 2.5 to the contrary, on and after the Loan Sweep Activation Date, the Borrower shall not be permitted to reduce the Revolving Credit Commitments to an amount that is less than the Swingline Commitment (unless the Swingline Commitment is reduced to an amount that is equal to or less than the aggregate amount of the Revolving Credit Commitments).
Section 2.6Termination of Revolving Credit Facility.  The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.
Article III

LETTER OF CREDIT FACILITY
Section 3.1L/C Commitment.
(a)Availability.  Subject to the terms and conditions of this Agreement, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit in Dollars or one or more Alternative L/C Currencies in the Dollar Equivalent of an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.8, any Subsidiary thereof.  Letters of Credit may be issued on any Business Day from the Closing Date through but not including the thirtieth (30th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the Dollar Equivalent of the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (ii) the Dollar Equivalent of the L/C Obligations would exceed the L/C Sublimit, (iii) the Dollar Equivalent of the Revolving Credit Outstandings would exceed the Revolving Credit Commitment or (iv) the Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Credit Loans denominated in Alternative Currencies and Letters of Credit denominated in Alternative L/C Currencies would exceed the Alternative Currency Sublimit.
(b)Terms of Letters of Credit.  Each Letter of Credit shall (i) be denominated in Dollars or one or more Alternative L/C Currencies, (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iii) be subject to the ISP or the UCP as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.  No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or request that such Issuing Lender refrain from, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 6.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Revolving Credit Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 5.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. An Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.
(c)Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.
Section 3.2Procedure for Issuance and Disbursement of Letters of Credit.
(a)The Borrower may from time to time request that any Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other Letter of Credit Documents and information as such Issuing Lender or the Administrative Agent may request, not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be.  Such notice shall specify (i) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(b)), (iii) the amount and Currency of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) the purpose and nature of such Letter of Credit and (vi) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit.  Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 3.2) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower.  Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the applicable Issuing Lender or the Administrative Agent may require.  The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the related Letter of Credit Documents and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.
(b)The Issuing Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit.  Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Issuing Lender has or will honor such demand for payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the L/C Participants with respect to such payment.
Section 3.3Commissions and Other Charges.
(a)Letter of Credit Commissions.  Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the Dollar Equivalent of the daily amount available to be drawn under such standby Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are Eurocurrency Rate Loans or RFR Loans (determined, in each case, on a per annum basis).  Such commission shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.
(b)Issuance Fee.  In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender as set forth in the applicable Fee Letter or as otherwise agreed upon between by such Issuing Lender and the Borrower.  Such issuance fee shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender.  For the avoidance of doubt, such issuance fee shall be applicable to and paid upon each of the Existing Letters of Credit.
(c)Other Fees, Costs, Charges and Expenses.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.
Section 3.4L/C Participations.
(a)Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C

Participant shall pay to such Issuing Lender, in the Currency of such Letter of Credit, upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Currency thereof and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount, Currency and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date.  If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which in turn shall pay such Issuing Lender, in the applicable currency in which such Letter of Credit is denominated, on demand, in addition to such amount, the product of (i) such amount, times (ii) the applicable Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing.  A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c)Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, which shall in turn pay to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
(d)Each L/C Participant’s obligation to make the Revolving Credit Loans and to purchase participating interests pursuant to this Section 3.4 or Section 3.5, as applicable, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender, (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative L/C Currency to any L/C Participant or in the relevant currency markets generally or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
Section 3.5Reimbursement.
(a)Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in Same Day Funds, in the Currency of such Letter of Credit, the applicable Issuing Lender, by paying to the Administrative Agent the amount of such drawing not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment.
(b)Reimbursement by the Revolving Credit Lenders. Unless the Borrower shall immediately notify the Administrative Agent and such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan denominated in Dollars as a Base Rate Loan on the applicable repayment date in the amount (it being agreed that (x) if such drawing is denominated in an Alternative L/C Currency, with such reimbursement obligation hereunder converted to a reimbursement obligation in an amount equal to the Dollar Equivalent of such amount in such Alternative L/C Currency and (y) such drawing shall be made without regard to the minimum and multiples specified in Section 2.3(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (including any and all costs, fees and other expenses incurred by the applicable Issuing Lender in effecting the payment of any Letter of Credit denominated in an Alternative L/C Currency), and the Revolving Credit Lenders shall make a Revolving Credit Loan denominated in Dollars as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses.  Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender in the applicable Currency as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full.
(c)Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from any Issuing Lender or L/C Participant, pay to such Issuing Lender or L/C Participant, the amount of (i) any loss or cost or increased cost incurred by such Issuing Lender or L/C Participant, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Lender or L/C Participant and (iii) any currency exchange loss, in each case that such Issuing Lender or L/C Participant sustains as a result of the Borrower’s repayment in Dollars of any Letter of Credit denominated in an Alternative L/C Currency.  A certificate of such Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Lender shall be conclusively presumed to be correct save for manifest error.
Section 3.6Obligations Absolute.
(a)The Borrower’s obligations under this Article III (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:
(i)any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)any payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;
(v)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally;
(vi)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or
(vii)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(b)The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The applicable Issuing Lender, the L/C Participants and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.
(c)In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation.  The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.
(d)Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.
Section 3.7Effect of Letter of Credit Documents.  To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
Section 3.8Resignation of Issuing Lenders.
(a)Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower.  After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.
(b)Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4).  Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit in the applicable Currency hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.
Section 3.9Reporting of Letter of Credit Information and L/C Commitment.  At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder.  In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment.  No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.

Section 3.10Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
Article IV

TERM LOAN FACILITY
Section 4.1Initial Term Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Lender severally agrees to make the Initial Term Loan to the Borrower in Dollars on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.  Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.
Section 4.2Procedure for Advance of Term Loans.
(a)Initial Term Loan.  The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date requesting that the Term Loan Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) RFR Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a Term SOFR Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement).  The Notice of Borrowing shall specify (A) the date of such borrowing, which shall be a Business Day (and a RFR Business Day, in the case of Term SOFR Loan), (B) the Currency of such borrowing, which shall be Dollars, (C) the amount of such borrowing, (D) whether such Term Loan is to be a Term SOFR Loan or a Base Rate Loan, and (E) in the case of a Term SOFR Loan, the duration of the Interest Period applicable thereto.  If the Borrower fails to specify a type of Term Loan in Dollars in a Notice of Borrowing, then the applicable Term Loan shall be made as a Base Rate Loan.  If the Borrower requests a borrowing of a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in Same Day Funds in Dollars, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in Same Day Funds in Dollars by wire transfer to such Person or Persons as may be designated by the Borrower in writing.
(b)Incremental Term Loans.  Any Incremental Term Loan shall be borrowed pursuant to and in accordance with Section 5.13.
Section 4.3Repayment of Term Loans.
(a)Initial Term Loan.  The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing September 30, 2023 as set forth below, in Dollars, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof:
FISCAL YEAR	PAYMENT DATE (Last Business Day Of)	PRINCIPAL INSTALLMENT ($)
2023	September 2023	937,500
	December 2023	937,500
2024	March 2024	937,500
	June 2024	937,500
	September 2024	937,500
	December 2024	937,500
2025	March 2025	937,500
	June 2025	937,500
	September 2025	1,875,000
	December 2025	1,875,000
2026	March 2026	1,875,000
	June 2026	1,875,000
	September 2026	1,875,000
	December 2026	1,875,000
2027	March 2027	1,875,000
	June 2027	1,875,000
	September 2027	2,812,500
	December 2027	2,812,500
2028	March 2028	2,812,500
	Term Loan Maturity Date	Remaining Initial Term Loan

If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

(b)Incremental Term Loans.  The Borrower shall repay the aggregate principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 5.13.

Section 4.4Prepayments of Term Loans.
(a)Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium or penalty, except as set forth in Section 5.9, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as the prepayment of each Base Rate Loan and (ii) at least three (3) RFR Business Days before the prepayment of each Term SOFR Loan, in each case specifying the date and amount of repayment, whether the repayment is of Term SOFR Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and whether the prepayment is of the Initial Term Loan, an Incremental Term Loan or a combination thereof, and if a combination thereof, the amount allocable to each.  Each optional prepayment of the Term Loan hereunder shall be in an aggregate principal amount of at least $2,500,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied, on a pro rata basis, to the outstanding principal installments of the Initial Term Loan and, if applicable, any Incremental Term Loans, as directed by the Borrower.  Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or RFR Business Day, as applicable.  The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment.  Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9.
(b)Mandatory Prepayments.
(i)Debt Issuances.  The Borrower shall make mandatory principal prepayments of the Extensions of Credit in the manner set forth in clause (iv) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance not otherwise permitted pursuant to Section 11.1.  Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.
(ii)Asset Dispositions.  The Borrower shall make mandatory principal prepayments of the Extensions of Credit in the manner set forth in clause (iv) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, clauses (a) through (i) and clause (k) of Section 11.5).  Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition by such Credit Party or any of its Subsidiaries; provided that, other than with respect to the Net Cash Proceeds of any Permitted Equipment Sale-Leaseback Transaction, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(ii) to the extent that such Net Cash Proceeds are committed to be reinvested pursuant to a legally binding agreement in assets used or useful in the business of the Borrower and its Subsidiaries within twelve (12) months after receipt of such Net Cash Proceeds and are thereafter actually reinvested in assets used or useful in the business of the Borrower and its Subsidiaries within eighteen (18) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that any portion of such Net Cash Proceeds not committed to be reinvested pursuant to a legally binding agreement within such twelve (12) month period or actually reinvested within such eighteen (18) month period shall be prepaid in accordance with this Section 4.4(b)(ii) on or before the last day of such applicable period.
(iii)Insurance and Condemnation Events.  The Borrower shall make mandatory principal prepayments of the Extensions of Credit in the manner set forth in clause (iv) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event.  Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by such Credit Party or such Subsidiary; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(iii) to the extent that such Net Cash Proceeds are committed to be reinvested pursuant to a legally binding agreement in assets used or useful in the business of the Borrower and its Subsidiaries within twelve (12) months after receipt of such Net Cash Proceeds and are thereafter actually reinvested in assets used or useful in the business of the Borrower within eighteen (18) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that any portion of the Net Cash Proceeds not committed to be reinvested pursuant to a legally binding agreement within such twelve (12) month period or actually reinvested within such eighteen (18) month period shall be prepaid in accordance with this Section 4.4(b)(iii) on or before the last day of such applicable period.
(iv)Notice; Manner of Payment.  Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through (iii) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent, and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.  Each prepayment of the Extensions of Credit under this Section 4.4(b) shall be applied as follows: (1) first, ratably between the Initial Term Loans and (unless otherwise agreed by the applicable Incremental Lenders) any Incremental Term Loans to reduce in inverse order of maturity the remaining scheduled principal installments of the Initial Term Loans and (unless otherwise agreed by the applicable Incremental Lenders) any Incremental Term Loans and (2) second, to the extent of any excess, to repay the Revolving Extensions of Credit pursuant to Section 2.4(d), without a corresponding reduction in the Revolving Credit Commitment.
(v)Prepayment of Term SOFR Loans.  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9; provided that, so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of Term SOFR Loans is required to be made under this Section 4.4(b) prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 4.4(b) in respect of any such Term SOFR Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an account held at, and subject to the sole control of, the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Term Loans in accordance with this Section 4.4(b).  Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding Term Loans in accordance with the relevant provisions of this Section 4.4(b).
(vi)No Reborrowings.  Amounts prepaid under the Term Loans pursuant to this Section 4.4 may not be reborrowed.
Article V

GENERAL LOAN PROVISIONS
Section 5.1Interest.
(a)Interest Rate Options.  Revolving Credit Loans and Term Loans may be (i) with respect to Revolving Credit Loans denominated in Dollars or Term Loans, (A) Base Rate Loans or (B) Term SOFR Loans, (ii) with respect to Revolving Credit Loans denominated in Euros or other Currencies (other than Dollars or Sterling), Eurocurrency Rate Loans, or (iii) with respect to Revolving Credit Loans denominated in Sterling, Daily Simple SONIA Loans, each as further provided herein.  Subject to the provisions of this Section:

(x) at the election of the Borrower (where applicable), Term Loans that are (1) Base Rate Loans shall bear interest at the Base Rate plus the Applicable Margin and (2) Term SOFR Loans shall bear interest at Adjusted Term SOFR plus the Applicable Margin;

(y) at the election of the Borrower (where applicable), Revolving Credit Loans that are (1) Base Rate Loans shall bear interest at the Base Rate plus the Applicable Margin, (2) Term SOFR Loans shall bear interest at Adjusted Term SOFR plus the Applicable Margin, (3) Eurocurrency Rate Loans shall bear interest at the applicable Adjusted Eurocurrency Rate plus the Applicable Margin and (4) Daily Simple SONIA Loans shall bear interest at the applicable Adjusted Daily Simple SONIA plus the Applicable Margin; and

(z) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin.

The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.

(b)Default Rate.  Subject to Section 12.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1(a), (b), (h) or (i), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the

Borrower shall no longer have the option to request Eurocurrency Rate Loans, RFR Loans, Swingline Loans or Letters of Credit, (B) all outstanding Eurocurrency Rate Loans and Term SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Eurocurrency Rate Loans or Term SOFR Loans, as applicable, until the end of the applicable Interest Period and shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) at the end of the applicable Interest Period therefor and shall, as of such conversion, bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all Daily Simple SONIA Loans shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) immediately and shall, as of such conversion, bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (D) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (E) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)Interest Payment and Computation.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto commencing June 30, 2023; provided that (i) in the event of any repayment or prepayment of any Eurocurrency Rate Loan or Term SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Eurocurrency Rate Loan or Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year), except that interest on Loans denominated in any Alternative Currency as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans.
(d)Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(e)Initial Benchmark Conforming Changes.  In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.
Section 5.2Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option, subject to Section 5.1(a), to (a) convert at any time, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,500,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more Term SOFR Loans, (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding Term SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the Term SOFR Loans then outstanding) into Base Rate Loans (other than Swingline Loans) or (ii) continue any Term SOFR Loans as Term SOFR Loans, (c) upon the expiration of any Interest Period therefor, continue any Eurocurrency Rate Loans as Eurocurrency Rate Loans and (d) upon the occurrence of the Interest Payment Date therefor, continue any Daily Simple SONIA Loans as Daily Simple SONIA Loans.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (i) in the case of a Loan denominated in Dollars, at least three (3) RFR Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, (ii) in the case of a Loan denominated in Sterling, at least five (5) RFR Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, and (iii) in the case of a Loan denominated in any Alternative Currency that is to be a Eurocurrency Rate Loan, at least four (4) Eurocurrency Banking Days (or five (5) Eurocurrency Banking Days in the case of a Special Notice Currency) before the day on which a proposed conversion or continuation of such Loan is to be effective, in each case, specifying (A) the Loans to be converted or continued, and, in the case of any Eurocurrency Rate Loan or Term SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount and Currency of such Loans to be converted or continued, and (D) in the case of any Eurocurrency Rate Loan or Term SOFR Loan, the Interest Period to be applicable to such converted or continued Eurocurrency Rate Loan or Term SOFR Loan.  If the Borrower fails to deliver a timely Notice of Conversion/Continuation with respect to a Daily Simple SONIA Loan prior to the Interest Payment Date therefor, then, unless such Daily Simple SONIA Loan is repaid as provided herein, the Borrower shall be deemed to have selected that such Daily Simple SONIA Loan shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) as of such Interest Payment Date.  If the Borrower fails to deliver a timely Notice of Conversion/Continuation with respect to a Eurocurrency Rate Loan or a Term SOFR Loan prior to the end of the Interest Period therefor, then, unless such Eurocurrency Rate Loan or Term SOFR Loan, as applicable, is repaid as provided herein, the Borrower shall be deemed to have selected that such Eurocurrency Rate Loan or Term SOFR Loan, as applicable, shall automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency) at the end of such Interest Period.  If the Borrower requests a conversion to, or continuation of, a Eurocurrency Rate Loan or a Term SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurocurrency Rate Loan or a Term SOFR Loan.  The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
Section 5.3Fees.
(a)Commitment Fee.  Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the amounts set forth under the heading “Commitment Fee” in the definition of Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee.  The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2023 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated.  The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lenders) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.
(b)Other Fees.  The Borrower shall pay to Wells Fargo Securities, LLC and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters to which they are a party.  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
Section 5.4Manner of Payment.
(a)Sharing of Payments.
(i)Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency or any amounts payable in an Alternative Currency or Alternative L/C Currency, each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for

the account of the Lenders entitled to such payment in Dollars, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever.
(ii)Except as otherwise expressly provided herein, with respect to principal of and interest on Loans denominated in an Alternative Currency or any amounts payable in an Alternative Currency or Alternative L/C Currency, each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than the Applicable Time specified by the Administrative Agent on the date specified for payment under this Agreement to the Administrative Agent at the applicable Administrative Agent’s Office for the account of the Lenders entitled to such payment in such Alternative Currency or such Alternative L/C Currency, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever.
(iii)Any payment received after such time but before 2:00 p.m. (or, with respect to a payment to be made in an Alternative Currency or Alternative L/C Currency, the Applicable Time specified by the Administrative Agent) on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. (or, with respect to a payment to be made in an Alternative Currency or Alternative L/C Currency, the Applicable Time specified by the Administrative Agent) shall be deemed to have been made on the next succeeding Business Day for all purposes.
(iv)Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency or an Alternative L/C Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency or the Alternative L/C Currency payment amount.
(v)Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender.  Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 14.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to the definitions of Interest Period and Interest Payment Date, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
(b)Defaulting Lenders.  Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).
Section 5.5Evidence of Indebtedness.
(a)Extensions of Credit.  The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender or each Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or the Issuing Lenders to the Borrower and its Subsidiaries and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, a Term Loan Note and/or a Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loans and/or Swingline Loans, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.
(b)Participations.  In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 5.6Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 14.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 5.7Administrative Agent’s Clawback.
(a)Funding by Lenders; Presumption by Administrative Agent.  In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Sections 2.3(b) and 5.13 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the applicable Currency with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lenders or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lenders or the Swingline Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lenders or the Swingline Lender,

as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender in the applicable Currency, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.
(c)Nature of Obligations of Lenders.  The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 5.11(e), Section 11.12, Section 14.3(c) or Section 14.7, as applicable, are several and are not joint or joint and several.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
Section 5.8Changed Circumstances.
(a)Circumstances Affecting Eurocurrency Rates and RFRs. Subject to clause (c) below, in connection with any RFR Loan or Eurocurrency Rate Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Adjusted Daily Simple SONIA is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Daily Simple SONIA pursuant to the definition thereof or (y) if Adjusted Term SOFR or a Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR or such Eurocurrency Rate, as applicable, for the applicable Currency and the applicable Interest Period with respect to a proposed Term SOFR Loan or Eurocurrency Rate Loan, as applicable, on or prior to the first day of such Interest Period, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to an applicable Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii) with respect to any Eurocurrency Rate Loan, the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered in the applicable Currency to banks in the London or other applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Eurocurrency Rate Loan, or (iv) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Adjusted Daily Simple SONIA is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Daily Simple SONIA does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (y) if Adjusted Term SOFR or a Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Term SOFR or such Eurocurrency Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and, in the case of (x) or (y), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower.  Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make RFR Loans or Eurocurrency Rate Loans, as applicable, in each such Currency, and any right of the Borrower to convert any Loan in each such Currency (if applicable) to or continue any Loan as an RFR Loan or a Eurocurrency Rate Loan, as applicable, in each such Currency, shall be suspended (to the extent of the affected RFR Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans or Eurocurrency Rate Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (iv), at the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans or Eurocurrency Rate Loans in each such affected Currency (to the extent of the affected RFR Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans or Eurocurrency Rate Loans, the affected Interest Periods) or, failing that, (I) in the case of any request for a borrowing of an affected Term SOFR Loan, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for a borrowing of an affected RFR Loan or Eurocurrency Rate Loan in an Alternative Currency, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected Loans denominated in an Alternative Currency, at the Borrower’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is the earlier of (x) three (3) Business Days after receipt by the Borrower of such notice or (y) with respect to a Eurocurrency Rate Loan the last day of the current Interest Period, the Borrower shall be deemed to have elected clause (1) above.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple SONIA Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.
(b)Laws Affecting Eurocurrency Rate or RFR Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Daily Simple SONIA Loan, Term SOFR Loan or Eurocurrency Rate Loan, or to determine or charge interest based upon any applicable RFR, Adjusted Daily Simple SONIA, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, the Eurocurrency Rate or the Adjusted Eurocurrency Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”).  Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make RFR Loans or Eurocurrency Rate Loans, as applicable, in the affected Currency or Currencies, and any right of the Borrower to convert any Loan denominated in Dollars to a Term SOFR Loan or continue any Loan as an RFR Loan or a Eurocurrency Rate Loan, as applicable, in the affected Currency or Currencies shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”.  Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (A) convert all Term SOFR Loans to Base Rate Loans or (B) convert all RFR Loans or Eurocurrency Rate Loans denominated in an affected Alternative Currency to Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), (I) with respect to Daily Simple SONIA Loans, on the Interest Payment Date therefor, if all affected Lenders may lawfully continue to maintain such Daily Simple SONIA Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Daily Simple SONIA Loans to such day or (II) with respect to Eurocurrency Rate Loans or Term SOFR Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Eurocurrency Rate Loans or Term SOFR Loans, as applicable, to such day, or immediately, if any Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or Term SOFR Loans, as applicable, to such day.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple SONIA Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.
(c)Benchmark Replacement Setting.
(i)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.8(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any

Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.8(c)(iv).  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.8(c).
(iv)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate or EURIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans or Eurocurrency Rate Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (I) in the case of any request for any affected Term SOFR Loans, if applicable, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for any affected RFR Loan or Eurocurrency Rate Loan, in each case, in an Alternative Currency, if applicable, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected RFR Loans or Eurocurrency Rate Loans, in each case, denominated in an Alternative Currency, at the Borrower’s election, shall either (1) be converted into Base Rate Loans denominated in

Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Eurocurrency Rate Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple SONIA Loan, if no election is made by the Borrower by the date that is three (3) Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (1) above; provided, further that, with respect to any Eurocurrency Rate Loan, if no election is made by the Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrower shall be deemed to have elected clause (1) above.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple SONIA Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.  During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
(d)Illegality.  If, in any applicable jurisdiction, the Administrative Agent, any Issuing Lender or any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Lender or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Extension of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Extension of Credit shall be suspended, and to the extent required by Applicable Law, cancelled.  Upon receipt of such notice, the Credit Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
(e)Alternative Currencies and Alternative L/C Currencies.  If, after the designation by the Revolving Credit Lenders of any currency as an Alternative Currency or the applicable Issuing Lender(s) of any currency as an Alternative L/C Currency, any change in currency controls or exchange regulations or any change in national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such change results in, in the reasonable opinion of the Administrative Agent (i) such currency no longer being readily available, freely transferable and convertible into Dollars, (ii) a Dollar Equivalent no longer being readily calculable with respect to such currency, (iii) such currency being impracticable for the Lenders to loan or the applicable Issuing Lender(s) to issue or extend a Letter of Credit or (iv) such currency no longer being a currency in which the Required Revolving Credit Lenders are willing to make Extensions of Credit or the applicable Issuing Lender(s) are willing to issue or extend Letters of Credit  (each of clauses (i), (ii), (iii) and (iv), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Revolving Credit Lenders, the applicable Issuing Lender(s) and the Borrower, and such currency shall no longer be an Alternative Currency or an Alternative L/C Currency, as applicable, until such time as the Disqualifying Event(s) no longer exist.  With respect to any applicable Revolving Credit Loans, within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Revolving Credit Loans denominated in such currency to which the Disqualifying Event(s) apply or convert such Revolving Credit Loans into the Dollar Equivalent in Dollars, bearing interest at the Base Rate, subject to the other terms contained herein.
Section 5.9Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with an RFR Loan or a Eurocurrency Rate Loan, (b) any failure of the Borrower to borrow or continue an RFR Loan or a Eurocurrency Rate Loan or convert to an RFR Loan or a Eurocurrency Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of the Borrower to prepay any RFR Loan or Eurocurrency Rate Loan on a date specified therefor in any Notice of Prepayment (regardless of whether any such Notice of Prepayment may be revoked under Section 2.4(c) or Section 4.4(a) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any Daily Simple SONIA Loan on a date other than on the Interest Payment Date therefor (including as a result of an Event of Default) or Term SOFR Loan or Eurocurrency Rate Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any Daily Simple SONIA Loan other than on the Interest Payment Date therefor or any Eurocurrency Rate Loan or Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.12(b).  In the case of a Eurocurrency Rate Loan, the amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the Eurocurrency Rate Loans in the London or other applicable offshore interbank market for such Currency, whether or not such Eurocurrency Rate Loan was in fact so funded, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.  All of the obligations of the Credit Parties under this Section 5.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.10Increased Costs.
(a)Increased Costs Generally.  If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any Issuing Lender or (with respect to Eurocurrency Rate Loans) the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or such other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or liquidity requirements or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender, the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)Exchange Indemnification Costs.  The Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent or any applicable Lender, the amount of  (i) any loss or cost or increased cost incurred by the Administrative Agent or any applicable Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the Administrative Agent or any applicable Lender, or (iii) any currency exchange loss, that Administrative Agent or any Lender sustains as a result of any payment being made by the Borrower in a currency other than that originally extended to the Borrower or as a result of any other currency exchange loss incurred by the Administrative Agent or any applicable Lender under this Agreement.
(d)Certificates for Reimbursement.  A certificate of a Lender, an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraphs (a) or (b) or (c) of this Section 5.10 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender, such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(e)Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section 5.10 shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any Issuing Lender or any other Recipient pursuant to this Section 5.10 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(f)Survival.  All of the obligations of the Credit Parties under this Section 5.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.11Taxes.
(a)Defined Terms.  For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.11), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Credit Parties.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.10(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e). The agreements in paragraph (e) shall survive the resignation and/or replacement of the Administrative Agent.
(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) to the extent that such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival.  Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.12Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders.  If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 14.10;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with Applicable Law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(c)Miscellaneous.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 5.13Incremental Loans.
(a)At any time following the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:
(i)one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loan(s), in each case denominated in Dollars, including a borrowing of an additional term loan the principal amount of which will be added to the outstanding principal amount of the existing tranche of Term Loans with the latest maturity date (any such additional term loan, an “Incremental Term Loan”); or
(ii)one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the

Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans”);

provided that (1) the total aggregate initial principal amount (as of the date of incurrence thereof) of all requested Incremental Loan Commitments (and the Incremental Loans made thereunder) shall not exceed the Incremental Facilities Limit and (2) the total aggregate initial principal amount (as of the date of incurrence thereof) of each requested Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum initial principal amount of $25,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent (or such later date as may be approved by the Administrative Agent).  The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”).  Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment.  Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that, each of the following conditions has been satisfied or waived as of such Increased Amount Date:

(i)no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith, if any;
(ii)the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the financial covenants set forth in Article X, in each case based on the financial statements most recently delivered pursuant to Section 8.1(a) or 8.1(b), as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with each Incremental Loan Commitment and the Revolving Credit Commitment being deemed to be fully funded) and (z) any Permitted Acquisition consummated in connection therewith, if any;
(iii)each of the representations and warranties contained in Article VII shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(iv)the proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions);
(v)each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;
(vi)(1)in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):
(B)such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Initial Term Loan or a maturity date earlier than the Term Loan Maturity Date;
(C)the Applicable Margin and pricing grid, if applicable for such Incremental Term Loan shall be determined by the Administrative Agent, the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date;
(D)any mandatory prepayment (other than scheduled amortization payments) of each Incremental Term Loan shall be made on a pro rata basis with all then existing Term Loans, except that the Borrower and the Incremental Lenders in respect of such Incremental Term Loan may, in their sole discretion, elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis);
(E)any voluntary prepayment shall be applied as provided in Section 4.4(a); and
(F)except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the Initial Term Loan, shall be reasonably satisfactory to the Administrative Agent and the Borrower (provided that such other terms and conditions, taken as a whole, shall not be materially more favorable to the Lenders under any Incremental Term Loans than such other terms and conditions, taken as a whole, under the Initial Term Loans);

(2) in the case of each Incremental Revolving Credit Increase (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(G)such Incremental Revolving Credit Increase shall mature on the Revolving Credit Maturity Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Loans, and shall be subject to the same terms and conditions as the Revolving Credit Loans (except for interest rate margins, commitment fees and upfront fees); provided that if the interest rate margins and/or commitment fees in respect of any Incremental Revolving Credit Increase exceed the interest rate margins and/or commitment fees for any other Revolving Credit Commitments, then the interest rate margins and/or commitment fees, as applicable, for such other Revolving Credit Commitments shall be increased so that the interest rate margins and/or commitment fees, as applicable, are equal to the interest rate margins and/or commitment fees for such Incremental Revolving Credit Increase; provided, further, that in determining the interest rate margins applicable to the Incremental Revolving Credit Increase and the other Revolving Credit Commitments (x) upfront fees payable by the Borrower to the Lenders under the Incremental Revolving Credit Increase and the other Revolving Credit Commitments in the initial primary syndication thereof (with such upfront fees being equated to interest based on assumed four-year life to maturity) shall be included and the effects of any and all interest rate floors shall be included and (y) all customary arrangement or commitment fees payable to the Arrangers (or their respective affiliates) in connection with the other Revolving Credit Commitments or to one or more arrangers (or their affiliates) of any Incremental Revolving Credit Increase shall be excluded;
(H)the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and
(I)except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 5.13, be identical to the terms and conditions applicable to the Revolving Credit Facility;
(vii)(1)any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility and (unless otherwise agreed by the applicable Incremental Lenders) each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the Initial Term Loan (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loan and the Incremental Term Loans); and
(2)any Incremental Lender with an Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;
(ii)such Incremental Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.13); and
(iii)the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Loan and/or Incremental Term Loan Commitment), as may be reasonably requested by Administrative Agent in connection with any such transaction.
(b)(i)The Incremental Term Loans shall be deemed to be Term Loans; provided that any such Incremental Term Loan that is not added to the outstanding principal balance of a pre-existing Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement.
(ii)The Incremental Lenders shall be included in any determination of the Required Lenders or Required Revolving Credit Lenders, as applicable, and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.
(c)(i)On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Term Loan Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.
(iii)On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Revolving Credit Lender hereunder with respect to such Incremental Revolving Credit Commitment.
Section 5.14Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to the Minimum Collateral Amount.

(d)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lenders and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(4)Application.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(5)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lenders and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
Section 5.15Defaulting Lenders.
(e)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 14.2.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 14.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Swingline Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Swingline Loans or Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swingline Loans and L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(i)No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.
(iii)With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 5.14.
(5)Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Article 6

CONDITIONS OF CLOSING AND BORROWING
Section 5.14Conditions to Closing and the Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:
(4)Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (in each case, if requested thereby), the Guaranty Agreement and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto and shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
(5)Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)Officer’s Certificate.  A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since December 31, 2022, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (E)  each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2.
(ii)Certificates of Secretary and Organizational Documents.  With respect to each Credit Party, a certificate of a Responsible Officer of each such Person certifying as to the incumbency and genuineness of the signature of each officer of such Person executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Person and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Person as in effect on the Closing Date,

(C) resolutions duly adopted by the board of directors (or other governing body) of such Person authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).
(iii)Certificates of Good Standing.  With respect to each Credit Party, certificates as of a recent date of the good standing of each such Person under the laws of its jurisdiction of incorporation, organization or formation (or equivalent) and, to the extent requested by the Administrative Agent, each other jurisdiction where such Person is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.
(iv)Opinions of Counsel.  Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).
(6)Personal Property Collateral.
(i)Filings and Recordings.  The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).
(ii)Pledged Collateral.  The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, to the extent such Capital Stock is certificated, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged, and required to be delivered to the Administrative Agent, pursuant to the Security Documents, together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.
(iii)Lien Search.  The Administrative Agent shall have received the results of customary Lien searches, in form and substance reasonably satisfactory to the Administrative Agent, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket, as applicable) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv)Property and Liability Insurance.  The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party (with appropriate endorsements naming the Administrative Agent as lender’s loss payee on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies.
(v)Intellectual Property. The Administrative Agent shall have received security agreements duly executed by the applicable Credit Parties for all federally registered copyrights, copyright applications, patents, patent applications, trademarks and trademark applications included in the Collateral, in each case in proper form for filing with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable.
(vi)Other Collateral Documentation.  The Administrative Agent shall have received any documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without limitation, any landlord waivers or collateral access agreements, notices and assignments of claims required under Applicable Laws, bailee or warehouseman letters or filings with the FCC or any other applicable Governmental Authority).
(7)Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with Credit Facility and all such governmental, shareholder and third party consents and approvals shall be in full force and effect.
(8)Financial Matters.  The Administrative Agent shall have received, in each case in form and substance satisfactory thereto:
(i)Financial Projections.  Projections prepared by management of the Borrower, of income statements and cash flow statements on an annual basis for each year after the Closing Date during the term of the Credit Facility (and except as disclosed promptly after discovery which will not be inconsistent with information provided to Wells Fargo Securities, LLC prior to April 13, 2023).
(ii)Financial Condition Certificate.  A certificate, certified as accurate by the chief financial officer of the Borrower, that (A) after giving effect to the Transactions, each Credit Party and each Subsidiary thereof is each Solvent, (B) attached thereto are calculations evidencing compliance on a Pro Forma Basis after giving effect to the Transactions with the covenants contained in Article X and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.
(9)Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
(10)Miscellaneous.
(i)Notice of Account Designation.  The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii)Due Diligence.  The Administrative Agent shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.
(iii)Existing Indebtedness.  All existing Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement shall be refinanced.
(iv)Patriot Act, etc.  In each case at least five (5) Business Days prior to the Closing Date:
(A)Each Credit Party shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent or any Lender in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the Patriot Act and any applicable “know your customer” rules and regulations.
(B)Each Credit Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent, and any Lender requesting the same, a Beneficial Ownership Certification in relation to such Credit Party or such Subsidiary, in each case at least five (5) Business Days prior to the Closing Date.
(v)Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 13.3(c), for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 6.14Conditions to All Extensions of Credit.  The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:
(a)Continuation of Representations and Warranties.  The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent that any such representation and warranty is subject to a materiality or Material Adverse Effect qualifier, in which case it shall be true and correct in all respects) on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects (except to the extent that any such representation and warranty is subject to a materiality or Material Adverse Effect qualifier, in which case it shall be true and correct in all respects) as of such earlier date.
(4)No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(5)Alternative Currency and Alternative L/C Currency.  In the case of a Revolving Credit Loan to be denominated in an Alternative Currency or a Letter of Credit to be denominated in an Alternative L/C Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which (i) with respect to a Revolving Credit Loan to be denominated in an Alternative Currency, in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Revolving Credit Loan to be denominated in the relevant Alternative Currency or (ii) with respect to a Letter of Credit to be denominated in an Alternative L/C Currency, in the reasonable opinion of the Administrative Agent, the applicable Issuing Lender or the Required Lenders would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative L/C Currency.
(6)New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(7)Notices.  The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a), Section 3.2, Section 4.2 or Section 5.2, as applicable.

Each Notice of Borrowing or Letter of Credit Application, as applicable, submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.

Section 6.15Post-Closing Conditions.  The Borrower shall execute and deliver the documents, take the actions and complete the tasks set forth on Schedule 6.3, in each case within the corresponding time limits specified on such schedule.
Article 7

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

Section 5.15Organization; Power; Qualification.  Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing (to the extent the concept is applicable to such jurisdiction) under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.  The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 7.1.  No Credit Party nor any Subsidiary thereof is an Affected Financial Institution or a Covered Party.
Section 7.13Ownership.  Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 7.2.  All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 7.2.  The shareholders or other owners, as applicable, of each of the Borrower’s Subsidiaries which are not traded on a public exchange and the number of shares owned by each as of the Closing Date are described on Schedule 7.2.  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of any Credit Party or any Subsidiary thereof, except as described on Schedule 7.2.
Section 7.14Authorization; Enforceability.  Each Credit Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
Section 7.15Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by each Credit Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC and (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office.
Section 7.16Compliance with Law; Governmental Approvals.  Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each case of clauses (a), (b) or (c) above where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.
Section 7.17Tax Returns and Payments.  Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party).  Such returns accurately reflect in all material respects all liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby.  Except as set forth on Schedule 7.6, there is no ongoing audit or examination or, to the knowledge of each Credit Party and each Subsidiary thereof, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof.  No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (b) Permitted Liens).  The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.
Section 7.18Intellectual Property Matters.  Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.
Section 7.19Environmental Matters.
(a)To the knowledge of each Credit Party and each Subsidiary thereof, the properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a material violation of applicable Environmental Laws (except for amounts which have been remediated in accordance with Environmental Laws) or (ii) could reasonably be expected to give rise to material liability under applicable Environmental Laws;
(4)To the knowledge of each Credit Party and each Subsidiary thereof, each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in material compliance, and have been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could reasonably be expected to materially interfere with the continued operation of such properties or materially impair the fair saleable value thereof;
(5)No Credit Party nor any Subsidiary thereof has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened, except where such violation, alleged violation, non-compliance, liability or potential liability which is the subject of such notice could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(6)To the knowledge of each Credit Party and each Subsidiary thereof, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could reasonably be expected to give rise to material liability under, any applicable Environmental Laws;
(7)No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of each Credit Party and each Subsidiary thereof, threatened, under any Environmental Law to which any Credit Party or any Subsidiary thereof is or will be named as a potentially responsible party with respect to any properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Credit Party, any Subsidiary thereof or such properties or operations that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and
(8)There has been no release, or to the knowledge of each Credit Party and each Subsidiary thereof, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 7.20Employee Benefit Matters.
(b)As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.9.
(4)Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired or for which no letter is required because such Employee Benefit Plan is a prototype plan.  No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any

Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect.
(5)As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has there been any failure to meet the minimum funding standards of Sections 412 or 430 of the Code, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan.
(6)Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has:  (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code.
(7)No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, as applicable.
(8)Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than benefit claims in the ordinary course of business), lawsuit and/or investigation is existing or, to the knowledge of each Credit Party and each Subsidiary thereof, threatened concerning or involving any (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) Pension Plan or (iii) Multiemployer Plan.
(9)No Credit Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(10)The Borrower represents and warrants, as of the Closing Date, that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
Section 7.21Margin Stock.
(c)No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the

FRB).  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the FRB.  If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.
(4)Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 11.2 or Section 11.5 or subject to any restriction contained in any agreement or instrument between any Credit Party and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.
Section 7.22Government Regulation.  No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
Section 7.23Employee Relations.  No Credit Party or any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.12.  The Borrower knows of no pending or threatened strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 7.24Burdensome Provisions.  The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.
Section 7.25Financial Statements.  The Current Financial Statements are complete and correct and fairly present in all material respects, on a Consolidated basis, the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.  The projections delivered pursuant to Section 6.1(e)(i) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being understood that projections are subject to significant uncertainties and contingencies).
Section 7.26No Material Adverse Change.  Since December 31, 2022, there has been no material adverse change in the properties, business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Borrower and its Subsidiaries taken as a whole and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.
Section 7.27Solvency.  The Credit Parties, on a Consolidated basis, are Solvent.
Section 7.28Titles to Properties.  As of the Closing Date, the real property listed on Schedule 7.17 constitutes all of the real property that is owned, leased, subleased or used by any Credit Party or any of its Subsidiaries.  Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.
Section 7.29Insurance.  The properties of each Credit Party and each Subsidiary thereof are insured with financially sound and reputable insurance companies not Affiliates of the Credit Parties and their Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Credit Parties and their Subsidiaries operate.
Section 7.30Liens.  None of the properties and assets of any Credit Party or any Subsidiary thereof is subject to any Lien, except Permitted Liens.  No Credit Party or any Subsidiary thereof has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect those Permitted Liens.
Section 7.31Indebtedness and Guaranty Obligations.  The Credit Parties and their respective Subsidiaries have performed and are in compliance with all of the material terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of any of the Credit Parties or any of their respective Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 7.32Litigation.  There are no actions, suits or proceedings pending nor, to the knowledge of each Credit Party and each Subsidiary thereof, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (a) has or could reasonably be expected to have a Material Adverse Effect, or (b) materially adversely affects any transaction contemplated hereby.

Section 7.33Absence of Defaults.  No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefore that, in any case under this clause (b), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 7.34Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(d)None of (i) the Borrower, any Subsidiary, any of their respective directors, officers, or, to the knowledge of the Borrower or such Subsidiary, any of their respective employees or Affiliates, or (ii) to the knowledge of the Borrower or any Subsidiary, any agent or representative of the Borrower or such Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a Governmental Authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (F) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, or (G) has violated any Anti-Money Laundering Law.
(4)Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Law and Sanctions.
(5)Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower and each Subsidiary thereof, each director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects and applicable Sanctions.
(6)No proceeds of any Extension of Credit have been used, directly or indirectly, by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower or any of its Subsidiaries, any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Anti-Money Laundering Laws, Anti-Corruption Laws or any Sanctions applicable to any party hereto.

Section 7.35Investment Bankers’ and Similar Fees.  No Credit Party has any obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Transactions other than the closing and other fees payable pursuant to this Agreement or otherwise payable to the Arrangers.
Section 7.36Disclosure.  No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that forward looking and estimated information, including projections, are subject to significant uncertainties and contingencies).  As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.
Article 8

FINANCIAL INFORMATION AND NOTICES

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:

Section 5.16Financial Statements and Projections.  Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(4)Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended June 30, 2023), an unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments and the absence of footnotes.
(5)Annual Financial Statements.  As soon as practicable and in any event within one hundred twenty (120) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the fiscal year ended December 31, 2023), an audited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated and consolidating statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.
(6)Annual Business Plan and Budget.  As soon as practicable after the end of each Fiscal Year and in any event within forty-five (45) days after the end of such Fiscal Year, a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following:  a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet, calculations demonstrating projected compliance with the financial covenants set forth in Article X and a report containing management’s discussion and analysis of such budget with a reasonable disclosure of the key assumptions and drivers with respect to such budget, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of the Borrower and its Subsidiaries for such period.
Section 8.14Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice) a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower and a report containing management’s discussion and analysis of such financial statements.
Section 8.15Other Reports.  Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)Promptly upon receipt thereof, copies of all reports, if any, submitted to any Credit Party, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;
(4)Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the Patriot Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and
(5)Such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request (including, without limitation, any investor slide decks).
Section 8.16Notice of Litigation and Other Matters.  Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(b)the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to result in a Material Adverse Effect;
(4)any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;
(5)any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof which in any such case could reasonably be expected to have a Material Adverse Effect;
(6)any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against or threatened against any Credit Party or any Subsidiary thereof;
(7)the occurrence of (i) any Default or (ii) any Event of Default;
(8)(i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(9)any event which makes any of the representations set forth in Article VII that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Article VII that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect;
(10)promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the Patriot Act), as from time to time reasonably requested by the Administrative Agent or any Lender;
(11)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and
(12)promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof.

Each notice pursuant to Section 8.4 (other than Sections 8.4(h) through (j)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 8.4(e) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.4(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 14.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 8.2 to the Administrative Agent.  Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 8.17Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender whether pursuant to this Article VIII or any other provision of this Agreement, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 7.26.
Article 9

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:

Section 5.17Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 11.4, preserve and maintain its separate corporate existence or equivalent form and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
Section 9.13Maintenance of Property and Licenses.
(a)Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(4)Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 9.14Insurance.  Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Document (including, without limitation, hazard and business interruption insurance).  All such insurance shall (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (provided that if, after the use of commercially reasonable efforts by the Credit Parties to obtain such provision, the applicable insurance broker will not agree to such provision and provides evidence reasonably satisfactory to the Administrative Agent that it will not agree to such provision under similar circumstances, then (1) such insurance shall provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Borrower of written notice thereof and (2) the Borrower shall agree to provide to the Administrative Agent prompt written notice thereof), (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee.  On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 9.15Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.
Section 9.16Payment of Taxes and Other Obligations.  Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other Indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clause (a) or (b) of this Section 9.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
Section 9.17Compliance with Laws and Approvals.  Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 9.18Environmental Laws.  In addition to and without limiting the generality of Section 9.6, (a) comply with, and require such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and require that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.
Section 9.19Compliance with ERISA.  In addition to and without limiting the generality of Section 9.7, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or Tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or violate Section 601 through Section 609 of ERISA and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
Section 9.20Compliance with Agreements.  Comply in all material respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business; except (a) where such non-compliance could not reasonably be expected to have a Material Adverse Effect and (b) that the Borrower or any such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.
Section 9.21Visits and Inspections; Lender Meetings.
(b)Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, at the Borrower’s expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that so long as no Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall be limited to one (1) visit in the aggregate during any Fiscal Year (which visits shall be coordinated with the Administrative Agent).  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing, at the Borrower’s expense, at any time without advance notice.
(4)Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the Borrower’s corporate offices (or such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.
Section 9.22Additional Subsidiaries.
(c)Additional Domestic Subsidiaries.  Notify the Administrative Agent prior to the creation or acquisition (including by division) of any Domestic Subsidiary and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion) cause such Domestic Subsidiary to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Domestic Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iv) if such Capital Stock is certificated, deliver to the Administrative Agent such original certificated Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Domestic Subsidiary, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Domestic Subsidiary, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(4)Additional Foreign Subsidiaries.  Notify the Administrative Agent at the time that any Person becomes a First Tier Foreign Subsidiary, and promptly thereafter (and in any event within forty-five (45) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Capital Stock (and one hundred percent (100%) of the non-voting Capital Stock) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(5)Merger Subsidiaries.  Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.11(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 9.11(a) or (b), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).
(6)Exclusions.  The provisions of this Section 9.11 shall not apply to assets as to which the Administrative Agent shall reasonably determine in its sole discretion that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.
Section 9.23Use of Proceeds.
(d)Initial Term Loan.  The Borrower shall use the proceeds of the Initial Term Loan to (i) refinance certain Indebtedness of the Borrower and its Subsidiaries, including, without limitation, the Existing Credit Agreement, and (ii) pay fees and expenses incurred in connection with the Transactions.
(4)Revolving Credit Loans, Swingline Loans or any Letter of Credit.  The Borrower shall use the proceeds of the Revolving Credit Loans, Swingline Loans or any Letter of Credit to (i) refinance certain Indebtedness of the Borrower and its Subsidiaries, including, without limitation, the Existing Credit Agreement, and (ii) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the Transactions.
(5)Incremental Term Loans and Incremental Revolving Credit Increases.  The Borrower shall use the proceeds of any Incremental Term Loan and any Incremental Revolving Credit Increase as permitted pursuant to Section 5.13, as applicable.
(6)Anti-Corruption Laws and Sanctions.  The Borrower will not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.24Non-Consolidation.  Maintain (a) entity records and books of account separate from those of any other entity which is an Affiliate of such entity, (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (except pursuant to cash management systems reasonably acceptable to the Administrative Agent) and (c) provide that its board of directors (or equivalent governing body) will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of any other entity which is an Affiliate of such entity.  For the purposes of this Section 9.13, “Affiliate” shall not include the Borrower or any Subsidiary thereof.
Section 9.25[Reserved].
Section 9.26[Reserved].
Section 9.27Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.  (a) Maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
Section 9.28Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
Article 10

FINANCIAL COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Borrower and its Subsidiaries on a Consolidated basis will not:

Section 5.18Consolidated Total Net Leverage Ratio.  As of the last day of any fiscal quarter, permit the Consolidated Total Net Leverage Ratio to be greater than the 4.00 to 1.00.

Notwithstanding the foregoing, in connection with any Permitted Acquisition with respect to which the Permitted Acquisition Consideration exceeds $100,000,000, the Borrower may, at its election, in connection with such Permitted Acquisition and upon prior written notice to the Administrative Agent, increase the required Consolidated Total Net Leverage Ratio pursuant to this Section 10.1 to 4.50 to 1.00, which such increase shall be applicable (i) with respect to a Permitted Acquisition that is not a Limited Conditionality Acquisition, for the fiscal quarter in which such Permitted Acquisition is consummated and the three (3) consecutive quarterly test periods thereafter or (ii) with respect to a Permitted Acquisition that is a Limited Conditionality Acquisition, for purposes of determining compliance on a Pro Forma Basis with this Section 10.1 on the LCA Test Date, for the fiscal quarter in which such Permitted Acquisition is consummated and for the three (3) consecutive quarterly test periods after which such Permitted Acquisition is consummated (each, a “Leverage Ratio Increase”); provided that (A) such increase shall apply solely with respect to compliance with this Section 10.1 and any determination of the Consolidated Total Net Leverage Ratio for purposes of the definition of Permitted Acquisition and any incurrence test with respect to any Indebtedness used to finance a Permitted Acquisition and shall not apply to any other incurrence test set forth in this Agreement, (B) there shall be at least two full fiscal quarters following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect and (C) the Borrower shall not be permitted to effect a Leverage Ratio Increase more than three (3) times during the term of this Agreement.

Section 10.13Consolidated Interest Coverage Ratio.  As of the last day of any fiscal quarter, permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00.
Article 11

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:

Section 5.19Limitations on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:
(4)the Obligations (including the Guaranty Obligations with respect thereto);
(5)unsecured intercompany Indebtedness owed by:
(i)any Credit Party to any other Credit Party;
(ii)any Credit Party to any Subsidiary that is not a Credit Party;
(iii)any Subsidiary that is not a Credit Party to any Credit Party:

(A)existing on the Closing Date (as set forth on Schedule 11.1(b)(iii)); and

(B)incurred after the Closing Date in an aggregate principal amount not to exceed at any time outstanding (1) $150,000,000 less (2) the amount of Guaranty Obligations incurred pursuant to Section 11.1(i) on the applicable date of determination less (3) the amount of Investments made in the form of Permitted Acquisitions pursuant to Section 11.3(e)(ii) during the term of this Agreement on the applicable date of determination (which amount, for clarity, is subject to modification in the manner set forth in the proviso to Section 11.3(e)(ii)) less (4) the amount of Investments made pursuant to Section 11.3(g) during the term of this Agreement on the applicable date of determination; and

(iv)any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;
(6)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(7)Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any of its Subsidiaries (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;
(8)Indebtedness incurred in connection with Capital Leases and purchase money Indebtedness, and any refinancing of the foregoing, in an aggregate amount not to exceed $25,000,000 at any time outstanding;
(9)Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(10)Guaranty Obligations of the Borrower or any of its Subsidiaries with respect to Indebtedness permitted pursuant to subsections (a), (e) and (f) of this Section 11.1;
(11)(i) Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with Facility Capital Expenditures made on its own behalf in an aggregate amount not to exceed $50,000,000 at any time outstanding and (ii) to the extent that such Indebtedness is incurred by a Credit Party, Guaranty Obligations of any other Credit Party with respect to such Indebtedness (it being agreed and acknowledged by all parties hereto that, except to the extent permitted under subsection (i) below, to the extent that such Indebtedness is incurred by a Subsidiary that is not a Credit Party, no Credit Party shall be permitted to guaranty such Indebtedness);
(12)Guaranty Obligations of any Credit Party with respect to Indebtedness of any Subsidiary that is not a Credit Party in an aggregate amount not to exceed at any time outstanding (A) $150,000,000 less (B) the amount of Investments made in the form of Permitted Acquisitions pursuant to Section 11.3(e)(ii) during the term of this Agreement on the applicable date of determination (which amount, for clarity, is subject to modification in the manner set forth in the proviso to Section 11.3(e)(ii)) less (C) the amount of Investments made in the form of Indebtedness pursuant to Section 11.3(f)(iv) during the term of this Agreement on the applicable date of determination less (D) the amount of Investments made pursuant to Section 11.3(g) during the term of this Agreement on the applicable date of determination;

(13)Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in connection with acquisitions or dispositions, otherwise permitted hereunder, of any assets of a Credit Party;
(14)unsecured Indebtedness of the Borrower and its Subsidiaries; provided, that in the case of each incurrence of such Indebtedness:
(i)no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness;
(ii)the Consolidated Total Net Leverage Ratio (calculated on a Pro Forma Basis, as of the four (4) consecutive fiscal quarter period most recently ended prior to the incurrence of such additional Indebtedness for which financial statements have been delivered to the Administrative Agent, after giving effect to the issuance of such Indebtedness and use the proceeds thereof) shall be at least 0.25 below the Consolidated Total Net Leverage Ratio then required to be maintained pursuant to Section 10.1;
(iii)the Borrower shall be in compliance with the financial covenants set forth in Article X on a Pro Forma Basis, as of the four (4) consecutive fiscal quarter period most recently ended prior to the incurrence of such additional Indebtedness (or in the case of any additional Indebtedness, the proceeds of which will finance a Limited Conditionality Acquisition, the date determined pursuant to Section 1.14) for which financial statements have been delivered to the Administrative Agent, after giving effect to the issuance of such Indebtedness and use the proceeds thereof;
(iv)such Indebtedness does not mature, or require any principal amortization, mandatory prepayment, put right or sinking fund obligation prior to the date that is 180 days after the then latest scheduled maturity date of the Loans and the Revolving Credit Commitments; provided that (x) any Indebtedness consisting of a customary bridge facility shall be deemed to satisfy this requirement so long as such Indebtedness automatically converts into long-term debt which satisfies this clause (iv) and (y) reasonable and customary prepayment, redemption, repurchase or defeasance obligations in connection with a change of control, asset sale or the exercise of remedies after an event of default shall not disqualify such Indebtedness from satisfying the requirements of this clause (iv); and
(i)the terms and conditions of such Indebtedness reflect market terms (taken as a whole) at the time of issuance and (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions), taken as a whole, are not materially more restrictive (as determined by Borrower in good faith) on the Borrower and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole; provided that, for the avoidance of doubt, such Indebtedness shall not include any financial covenants that are more restrictive in any respect than the financial covenants in Article X;
(15)unsecured Indebtedness of the Borrower or any Subsidiary thereof under foreign letters of credit in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; and

(16)additional Indebtedness not otherwise permitted pursuant to this Section 11.1 in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.
Section 11.14Limitations on Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:
(b)Liens created pursuant to the Loan Documents (including, without limitation, Liens in favor of the Swingline Lender and/or the Issuing Lenders, as applicable, on Cash Collateral granted pursuant to the Loan Documents);
(4)Liens in existence on the Closing Date and described on Schedule 11.2; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date;
(5)Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(6)the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(7)Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;
(8)Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which could not reasonably be expected to have a Material Adverse Effect;
(9)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;
(10)Liens securing Capital Lease Indebtedness and purchase money Indebtedness and any refinancing of the foregoing permitted under Section 11.1(e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related Property, (ii) such Liens do not at any time encumber any Property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such Property at the time it was acquired, or refinanced, as applicable;
(11)(i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;
(12)(i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers to the extent limited to the property or assets relating to such contract;
(13)Liens on tangible property or tangible assets of any Subsidiary of the Borrower which are in existence at the time that such Subsidiary of the Borrower is acquired pursuant to a Permitted Acquisition (provided that (i) such Liens (A) are not incurred in connection with, or in anticipation of, such Permitted Acquisition and (B) do not attach to any other property or assets of any Subsidiary thereof and (ii) the Indebtedness secured by such Liens is permitted under Section 11.1 of this Agreement);
(14)Liens securing judgments not giving rise to an Event of Default; provided, that the judgment secured thereby has been paid, discharged or vacated or the extension thereof has been stayed pending appeal within thirty (30) days after entry or filing of such judgment or appeal or surety bond;
(15)(i) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business and (ii) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided that, in each of the foregoing clauses (i) and (ii), the same do not interfere in any material respect with the business of the Borrower and its Subsidiaries taken as a whole;
(16)Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(17)Liens securing Facility Capital Expenditures Indebtedness permitted under Section 11.1(h); provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the property (other than the real property) financed by such Indebtedness, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the fair market value of the property financed by such Indebtedness at the time such property was acquired;
(18)inchoate Liens arising in the ordinary course of business under statutory provisions of Applicable Law with respect to obligations (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(19)deposits made in the ordinary course of business with public utilities or to Governmental Authorities as required by such public utilities or Governmental Authorities in connection with the supply of services in the ordinary course of business to any Credit Party, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof; and
(20)Liens on real or personal property (other than on Collateral) securing Indebtedness permitted under Section 11.1(n).
Section 11.15Limitations on Investments.  Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:
(c)(i) equity Investments existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 11.3 and (iii) equity Investments made after the Closing Date in Subsidiary Guarantors;
(4)Investments in cash and Cash Equivalents;
(5)Investments by the Borrower or any of its Subsidiaries in the form of Capital Expenditures permitted pursuant to this Agreement;
(6)purchases of assets in the ordinary course of business;
(7)Investments by the Borrower or any Subsidiary thereof in the form of:
(i)Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a part of a Subsidiary Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 9.11; and
(ii)Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition does not become a Subsidiary Guarantor or a part of a Subsidiary Guarantor in an aggregate amount during the term of this Agreement not to exceed (A) $150,000,000 (excluding any portion thereof paid with the Net Cash Proceeds from any Equity Issuance by the Borrower other than any Equity Issuance related to any Disqualified Capital Stock) less (B) the amount of Guaranty Obligations incurred pursuant to Section 11.1(i) on the applicable date of determination less (C) the amount of Investments made in the form of Indebtedness pursuant to Section 11.3(f)(iv) during the term of this Agreement on the applicable date of determination less (D) the amount of Investments made pursuant to Section 11.3(g) during the term of this Agreement on the applicable date of determination;
(8)Investments in the form of Indebtedness permitted pursuant to (i) Section 11.1(b)(i), (ii) Section 11.1(b)(ii), (iii) Section 11.1(b)(iii)(A), (iv) Section 11.1(b)(iii)(B) and (v) Section 11.1(b)(iv);
(9)Investments in any Subsidiary that is not a Subsidiary Guarantor in an aggregate amount during the term of this Agreement not to exceed (i) $150,000,000 less (ii) the amount of Guaranty Obligations incurred pursuant to Section 11.1(i) on the applicable date of determination less (iii) the amount of Investments made in the form of Permitted Acquisitions pursuant to Section 11.3(e)(ii) during the term of this Agreement on the applicable date of determination (which amount, for clarity, is subject to modification in the manner set forth in the proviso to Section 11.3(e)(ii)) less (iv) the amount of Investments made in the form of Indebtedness pursuant to Section 11.3(f)(iv) during the term of this Agreement on the applicable date of determination; and
(10)other Investments not to exceed $50,000,000 in the aggregate in any Fiscal Year and $150,000,000 in the aggregate for all such Investments during this term of this Agreement.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 11.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 11.16Limitations on Fundamental Changes.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) (including, in each case, pursuant to division), except:
(d)(i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any other Wholly-Owned Subsidiary (provided that, if either of such Wholly-Owned Subsidiaries is a Subsidiary Guarantor, (A) the Subsidiary Guarantor shall be the continuing or surviving entity or (B) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 9.11 in connection therewith);
(4)any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;
(5)any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition (provided that (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 9.11 in connection therewith);

(6)any Person may merge into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition; provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor and (ii) the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of the Borrower; and
(7)any Asset Disposition permitted by Section 11.5 may be consummated.
Section 11.17Limitations on Asset Dispositions.  Make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests) except:
(e)the sale of inventory in the ordinary course of business;
(4)the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;
(5)the transfer of assets to the Borrower or any Subsidiary pursuant to any transaction permitted pursuant to Section 11.4;
(6)the Borrower or any Subsidiary may write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;
(7)dispositions of Investments in cash and Cash Equivalents;
(8)any Credit Party may transfer assets to any other Credit Party;
(9)licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries taken as a whole; and
(10)leases, subleases, licenses or sublicenses of real or personal property granted by any Borrower or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole;
(11)Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 4.4(b) are complied with in connection therewith;
(12)the sale of the equipment pursuant to the Permitted Equipment Sale-Leaseback Transactions; provided that the fair market value of any such equipment sold during any Fiscal Year shall not exceed $25,000,000 in the aggregate; and
(13)the sale or other disposition of assets by the Borrower or any Subsidiary not otherwise permitted under this Section 11.5 so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $25,000,000.
Section 11.18Limitations on Restricted Payments.  Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Capital Stock of any Credit Party or any Subsidiary thereof, or make any distribution of cash, property or assets to the holders of shares of any Capital Stock of any Credit Party or any Subsidiary thereof (all of the foregoing, the “Restricted Payments”); provided that:
(f)the Borrower or any Subsidiary thereof may pay dividends in shares of its own Qualified Capital Stock;
(4)any Subsidiary of the Borrower may pay cash dividends to the Borrower or any Subsidiary Guarantor or ratably to all holders of its outstanding Qualified Capital Stock; and
(5)the Borrower or any Subsidiary thereof may make Restricted Payments, provided all of the following conditions are satisfied:
(i)no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;
(ii)at the time of such Restricted Payment, the Borrower is in compliance with the financial covenants set forth in Article X on a Pro Forma Basis as of the four (4) consecutive fiscal quarter period most recently ended prior to the making of such Restricted Payment for which financial statements have been delivered to the Administrative Agent after giving effect to such Restricted Payment; and
(iii)if the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis after giving effect to such Restricted Payment) is equal to or greater than 1.75 to 1.00, the aggregate amount of all such Restricted Payments pursuant to this clause (iii) and all Restricted Junior Indebtedness Payments made pursuant to Section 11.9(b)(iv) shall not exceed $50,000,000 in any Fiscal Year.
Section 11.19Transactions with Affiliates.  Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Capital Stock in, or other Affiliate of, the Borrower or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, other than:
(g)transactions permitted by Sections 11.1, 11.3, 11.4, 11.5, 11.6 and 11.12;
(4)transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Borrower;
(5)employment and severance arrangements (including stock option plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and

(6)payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries.
Section 11.20Certain Accounting Changes; Organizational Documents.
(h)Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP; or
(4)Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which would materially and adversely affect the rights or interests of the Lenders.
Section 11.21Limitation on Payments and Modifications of Junior Indebtedness.
(i)Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Junior Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder; or
(4)Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Junior Indebtedness (each a “Restricted Junior Indebtedness Payment”), except:
(i)refinancings, refundings, renewals, extensions or exchange of any Junior Indebtedness to the extent incurred pursuant to Section 11.1(d) and by any subordination agreement applicable thereto;
(ii)so long as no Event of Default then exists or would result therefrom, mandatory repayments, repurchases, redemptions or defeasances of Junior Indebtedness (in each case, except to the extent prohibited by the subordination terms thereof or the definitive documentation, including, without limitation, any subordination agreements, applicable thereto);
(iii)the payment of interest, expenses and indemnities in respect of Junior Indebtedness (except to the extent prohibited by the subordination terms thereof or the definitive documentation, including, without limitation, any subordination agreements, applicable thereto); and
(iv)Restricted Junior Indebtedness Payments; provided that if the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis after giving effect to such Restricted Junior Indebtedness Payment) is equal to or greater than 1.75 to 1.00, the aggregate amount of all such Restricted Junior Indebtedness Payments pursuant to this clause (iv) and all Restricted Payments made pursuant to Section 11.6(c)(iii) shall not exceed $50,000,000 in any Fiscal Year.
Section 11.22No Further Negative Pledges; Restrictive Agreements.
(j)Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing capital lease Indebtedness and purchase money Indebtedness to the extent such Indebtedness is incurred pursuant to Section 11.1(e); provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith, (iii) restrictions contained in the organizational documents of any Credit Party as of the Closing Date and (iv) restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien).
(4)Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party, (iii) make loans or advances to any Credit Party, (iv) sell, lease or transfer any of its properties or assets to any Credit Party or (v) act as a Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing capital lease Indebtedness and purchase money Indebtedness to the extent such Indebtedness is incurred pursuant to Section 11.1(e) (provided, that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) obligations under any provision of any agreement or other instrument governing Indebtedness that are binding on a Person that becomes a Subsidiary of the Borrower, so long as (1) such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (2) such Indebtedness is otherwise permitted to be incurred or assumed under this Agreement and (3) such obligations are not applicable to any Person, or the properties or assets of any Person, other than the Person that becomes a Subsidiary of the Borrower and (F) customary net worth provisions contained in leases and other agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.
Section 11.23Nature of Business.  With respect to the Borrower and its Subsidiaries, engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto.
Section 11.24Sale Leasebacks.  Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital

Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease; provided, however, the Permitted Equipment Sale-Leaseback Transactions shall not be subject to the restrictions set forth in this Section 11.12.
Article 12

DEFAULT AND REMEDIES
Section 5.20Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:
(4)Default in Payment of Principal of Loans and Reimbursement Obligations.  The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).
(5)Other Payment Default.  The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.
(6)Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(7)Default in Performance of Certain Covenants.  Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 8.4(e), 9.1 (with respect to the Borrower), 9.10, 9.12 or Articles X or XI.
(8)Default in Performance of Other Covenants and Conditions.  (i) Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained Sections 6.3, 8.1, 8.2, 9.1 (other than with respect to the Borrower), 9.11, 9.15 or 9.17 and such default shall continue for a period of five (5) days or (ii) any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 12.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (A) the Administrative Agent’s delivery of written notice thereof to the Borrower and (B) a Responsible Officer of any Credit Party having obtained knowledge thereof.
(9)Indebtedness Cross-Default.  Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount, or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount, or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized.
(10)Change in Control.  Any Change in Control shall occur.
(11)Voluntary Bankruptcy Proceeding.  Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(12)Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
(13)Failure of Agreements.  Any material provision of this Agreement or any provision of any other Loan Document shall cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted

Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.
(14)Termination Event.  The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, (ii) a failure to meet minimum funding standards in excess of the Threshold Amount occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.
(15)Judgment.  A final judgment or order for the payment of money which causes the aggregate amount of all such final judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof.
Section 12.14Remedies.  Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a)Acceleration; Termination of Credit Facility.
(i)Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; and
(ii)Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

(5)Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 10.3.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.
(6)Rights of Collection.  Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.
Section 12.15Rights and Remedies Cumulative; Non-Waiver; etc.
(b)The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(4)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 12.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity an Issuing Lender or the Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 14.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 12.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 12.16Crediting of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 12.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, each Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Lenders and Swingline Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Secured Obligations constituting fees (other than Commitment Fees and Letter of Credit commissions payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lenders and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit commissions payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements (ratably among the Lenders, the Issuing Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them);

Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be, following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XIII for itself and its Affiliates as if a “Lender” party hereto.

Section 12.17Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(c)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 14.3) allowed in such judicial proceeding; and
(4)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 14.3.

Section 12.18Credit Bidding.
(d)The Administrative Agent, on behalf of itself and Secured Parties, shall have the right, exercisable at the discretion of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.  Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Capital Stock and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this

Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 14.2.
(4)Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
Article 13

THE ADMINISTRATIVE AGENT
Section 5.21Appointment and Authority.
(a)Each of the Lenders and each of the Issuing Lenders hereby irrevocably designates, appoints and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Arrangers, the Lenders, the Issuing Lenders and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law; instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(4)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and each of the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles XIII and XIV (including Section 14.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 13.14Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
Section 13.15Exculpatory Provisions.
(b)The Administrative Agent, the Arranger, the Sustainability Structuring Agent (to the extent applicable) and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent, the Arranger, the Sustainability Structuring Agent (if applicable) and their respective Related Parties:
(i)shall not be subject to any agency, trust fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(iii)shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender, any Issuing Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Arranger, the Sustainability Structuring Agent (if applicable) or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and
(iv)shall not be required to account to any Lender or any Issuing Lender for any sum or profit received by the Administrative Agent for its own account.

(5)The Administrative Agent, the Arranger, the Sustainability Structuring Agent (if applicable) and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Sustainability Structuring Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Section 14.2 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.
(6)The Administrative Agent, the Arranger, the Sustainability Structuring Agent (if applicable) and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).
Section 13.16Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 13.9.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Lender or Issuing Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or Issuing Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or Issuing Lender or that is to be acceptable or satisfactory to such Lender or Issuing Lender.
Section 13.17Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 13.18Resignation of Administrative Agent.
(c)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(4)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(5)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 14.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.
(6)Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section 13.6 shall also constitute its resignation as an Issuing Lender and the Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
Section 13.19Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent, the Arranger, the Sustainability Structuring Agent (if applicable) or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arranger, the Sustainability Structuring Agent (if applicable) or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arranger or any of their respective Related Parties to any Lender, any Issuing Lender or any other Secured Party as to any matter, including whether the Administrative Agent, the Arranger, the Sustainability Structuring Agent (if applicable) or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession.  Each Lender and each Issuing Lender expressly acknowledges, represents and warrants to the Administrative Agent, the Arranger and the Sustainability Structuring Agent (if applicable) that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Arranger, the Sustainability Structuring Agent (if applicable), any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder.  Each Lender and each Issuing Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, the Arranger, the Sustainability Structuring Agent (if applicable) or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 13.7.
Section 13.20No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, bookrunners, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

Section 13.21Collateral and Guaranty Matters.
(d)Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:
(i)to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and each applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Credit Party permitted under the Loan Documents, as certified by the Borrower, or (C) if approved, authorized or ratified in writing in accordance with Section 14.2; provided that any release of all or substantially of the Collateral shall be subject to Section 14.2(j);
(ii)to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; provided that any release of all or substantially of the Collateral shall be subject to Section 14.2(j); and
(iii)to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, as certified by the Borrower; provided that any release of Subsidiary Guarantors comprising all or substantially of the credit support for the Secured Obligations shall be subject to Section 14.2(i).
(5)Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 13.9.  In each case as specified in this Section 13.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 13.9 as certified by the Borrower.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 11.5 to a Person other than a Credit Party, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person; provided that (i) such transaction is entered into for a bona fide business purpose (as determined in good faith by the Borrower) and, for the avoidance of doubt, not for the primary purpose of causing such release and (ii) such assets were not transferred to an Affiliate of the Borrower (other than for purposes of a bona fide joint venture arrangement on terms that are not less favorable than arm’s-length terms).
(6)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 13.22Secured Hedge Agreements and Secured Cash Management Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 12.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral), or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guarantee or any Security Document, other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements.
Section 13.23Erroneous Payments.
(e)Each Lender, each Issuing Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 13.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the

Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(4)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(5)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.
(6)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section14.10 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(7)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 13.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(8)Each party’s obligations under this Section 13.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(9)Nothing in this Section 13.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
Article 14

MISCELLANEOUS
Section 5.22Notices.
(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:Merit Medical Systems, Inc.

1600 West Merit Parkway

South Jordan, UT 84095

Attention of:  Brian Lloyd, General Counsel

Telephone:  (801) 208-4236

Email:  brian.lloyd@merit.com

With copies to:Parr Brown Gee & Loveless, PC

101 South 200 East, Suite 700

Salt Lake City, UT  84111

Attention of:  Lamont Richardson

Telephone:  (801) 532-7840

Email:  lrichardson@parrbrown.com

If to Wells Fargo as

Administrative

Agent:Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC  28262

Attention of:  Syndication Agency Services

Telephone No.:  (704) 590-2706

Facsimile No.:  (844) 879-5899

Email: Agencyservices.requests@wellsfargo.com

With copies to:Wells Fargo Bank, National Association

MAC D1130-297

301 South Tryon Street, 29th Floor

Charlotte, NC  28282

Attention of: Yinghua Zhang
Telephone No.: (434) 409-4832
E-mail: yinghua.zhang@wellsfargo.com

If to any Lender:To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(4)Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(5)Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(6)Change of Address, Etc.  Each of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.
(7)Platform.
(i)Each Credit Party, each Lender and each Issuing Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.
(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the Issuing Lenders and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Arranger and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender or Issuing Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution.  Each of the Borrower, each Lender and each Issuing Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
Section 14.14Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document (including Section 5.8(c)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing and approved by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(b)amend, modify or waive (i) Section 6.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 6.2, any substantially concurrent request by the Borrower for a borrowing of Revolving Credit Loans or issuance of Letters of Credit) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Sublimit, in each case without the prior written consent of the Required Revolving Credit Lenders;
(4)increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 12.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;
(5)waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(6)reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(7)change Section 5.6 or Section 12.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
(8)change Section 4.4(b)(iv) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;
(9)except as otherwise permitted by this Section 14.2, change any provision of this Section 14.2 or reduce the percentages specified in the definitions of “Required Lenders,” or “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
(10)consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 11.4), in each case, without the written consent of each Lender;
(11)release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from any Guaranty Agreement, in each case without the written consent of each Lender;
(12)release or subordinate all or substantially all of the Collateral or release or subordinate any Security Document (or any Lien created thereby) which would have the effect of releasing all or substantially all of the Collateral, in each case without the written consent of each Lender;
(13)amend the definition of “Alternative Currency”, the definition of “Alternative L/C Currency” or Section 1.13 without the written consent of each Revolving Credit Lender and each Issuing Lender; or
(14)(i) subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations or (ii) subordinate any of the Liens securing the Obligations, in each case without the consent of each of the Lenders directly affected thereby;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Documents relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) each Letter of Credit Document may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document shall be promptly delivered to the Administrative Agent upon such amendment or waiver; (vi) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 14.2 if such Class of Lenders were the only Class of Lenders hereunder at the time, (vii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (viii) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 5.8(c) in accordance with the terms of Section 5.8(c).  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 14.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans and the Incremental Revolving Credit Increases to share ratably in the benefits of this Agreement and the other Loan Documents, (2) to include the Incremental Term Loan Commitments and the Incremental Revolving Credit Increase, as applicable, or outstanding Incremental Term Loans and outstanding Incremental Revolving Credit Increase, as applicable, in any determination of (i) Required Lenders or Required Revolving Credit Lenders, as applicable or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender and (3) to make amendments to any outstanding tranche of Term Loans to permit any proposed Incremental Term Loan Commitments and Incremental Term Loans to be “fungible” (including, without limitation, for purposes of the Code) with such tranche of Term Loans, including, without limitation, increases in the Applicable Margin or any fees payable to such outstanding tranche of Term Loans or providing such outstanding tranche of Term Loans with the benefit of any call protection or covenants that are applicable to the proposed Incremental Term Loan Commitments or Incremental Term Loans; provided that any such amendments or modifications to such outstanding tranche of Term Loans shall not directly adversely affect the Lenders holding such tranche of Term Loans without their consent.

Section 14.15Expenses; Indemnity.

(c)Costs and Expenses.  The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 14.3, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(4)Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for, all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by the OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 14.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(5)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 14.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.
(6)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(7)Payments.  All amounts due under this Section 14.3 shall be payable promptly after demand therefor.
(8)Survival.  Each party’s obligations under this Section 14.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 14.16Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 and, pending such payment, shall be segregated by such Defaulting Lender or such Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) such Defaulting Lender or such Affiliate thereof shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or such Affiliate thereof as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section 14.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, each Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 14.17Governing Law; Jurisdiction, Etc.
(d)Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, construed and enforced in accordance with, the law of the State of New York.

(4)Submission to Jurisdiction.  The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(5)Waiver of Venue.  The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 14.5.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(6)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 14.18Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.6.

Section 14.19Reversal of Payments.  To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the applicable Overnight Rate from time to time in effect, in the applicable Currency of such payment, payments or proceeds.
Section 14.20Injunctive Relief; Punitive Damages.
(e)The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
(4)The Administrative Agent, the Lenders and the Borrower (on behalf of itself and the other Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially; provided that, notwithstanding the foregoing, nothing in this subsection (b) shall limit the obligations of the Borrower under Section 14.3(b).
Section 14.21Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 14.22Successors and Assigns; Participations.
(f)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 14.10, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 14.10 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 14.10 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 14.10 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(4)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section 14.10 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in paragraph (b)(i)(A) of this Section 14.10, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility or the Term Loan Facility, as applicable, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 14.10 and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)the consents of each Issuing Lender and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 14.10, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 14.10 (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).

(5)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(6)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or the Borrower or any of the Borrower’s Subsidiaries or

Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 14.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 14.2(b), (c), (d) or (e) that directly and adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 14.10; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section 14.10; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 and Section 14.4 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163 5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(7)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 14.23Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, any Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, the Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, such Issuing Lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 14.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 14.11 or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to the extent that such information is independently developed by such Person, or (l) for purposes of establishing a “due diligence” defense.  For purposes of this Section 14.11, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 14.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 14.24Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
Section 14.25All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
Section 14.26Survival.
(g)All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
(4)Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
Section 14.27Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
Section 14.28Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.  In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
Section 14.29Counterparts; Integration; Effectiveness; Electronic Execution.
(h)Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Issuing Lender, the Swingline Lender and/or any Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(4)Electronic Execution.  The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 14.30Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized or otherwise satisfied in a manner acceptable to each applicable Issuing Lender) and the Revolving Credit Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
Section 14.31USA Patriot Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act or such Anti-Money Laundering Law.
Section 14.32Amendment and Restatement; No Novation.  This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date.  The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement.  On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Revolving Credit Commitment of the Lenders hereunder.
Section 14.33Inconsistencies with Other Documents; Independent Effect of Covenants.
(i)In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(4)The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, X or XI hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, X or XI, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, X or XI.
Section 14.34No Advisory or Fiduciary Responsibility.
(j)In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arrangers or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(4)Each Credit Party acknowledges and agrees that the Administrative Agent, any Arranger, any Lender and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if the Administrative Agent, such Arranger, such Lender, or such Affiliate thereof were not the Administrative Agent, an Arranger, a Lender or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to the Administrative Agent, any Arranger, any other Lender, the Borrower or any Affiliate of the foregoing.  The Administrative Agent, any Arranger, any Lender and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facility or otherwise without having to account for the same to the Administrative Agent, any Arranger, any other Lender, the Borrower or any Affiliate of the foregoing.
Section 14.35Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(k)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(4)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 14.36Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such

Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).
Section 14.37Certain ERISA Matters.
(l)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(5)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, each Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 14.38Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(m)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(4)As used in this Section 14.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 14.39Sustainability Adjustments Amendment.
(n)Prior to the twelve month anniversary of the Closing Date, the Borrower, in consultation with the Administrative Agent and the Sustainability Structuring Agent, may in its sole discretion establish specified key performance indicators with respect to certain environmental, social and governance (“ESG”) goals, or identify certain external ESG ratings, of the Borrower and its Subsidiaries (such indicators or ratings, “KPI Metrics”), which KPI Metrics shall be subject to thresholds or targets (in either case, such thresholds or targets, “SPTs”). The Administrative Agent and the Borrower (each acting reasonably and in consultation with the Sustainability Structuring Agent) may propose an amendment to this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating the KPI Metrics, the SPTs and other related provisions (the “ESG Pricing Provisions”) into this Agreement.  Any such ESG Amendment shall become effective upon (i) receipt by the Lenders of a lender presentation in regard to the KPI Metrics and SPTs from the Borrower no later than fifteen (15) Business Days before the proposed effective date of such proposed ESG Amendment, (ii) the posting of such proposed ESG Amendment to all Lenders and the Borrower, (iii) the identification, and engagement at the Borrower’s cost and expense, of a sustainability metric auditor, which shall be a qualified external reviewer of nationally recognized standing, independent of the Borrower and its Affiliates and (iv) the receipt by the Administrative Agent of executed signature pages and consents to such ESG Amendment from the Borrower, the Administrative Agent and the Lenders comprising the Required Lenders.  Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPI Metrics and SPTs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Margin Adjustments”) to the otherwise applicable Applicable Margin may be made; provided, that the amount of such ESG Applicable Margin Adjustments shall not exceed an increase and/or decrease of (A) 1.00 basis point per annum for the Applicable Margin with respect to the Commitment Fee or (B) 5.00 basis points per annum for the Applicable Margin (other than the Commitment Fee), in each case in the aggregate for all KPI Metrics (the provisions of this proviso, the “Sustainability Adjustment Limitations”).  For the avoidance of doubt, the ESG Applicable Margin Adjustments shall not be cumulative year-over-year and shall apply on an annual basis only.  The KPI Metrics, the

Borrower’s performance against the KPI Metrics, and any related ESG Applicable Margin Pricing Adjustments resulting therefrom, will be determined based on certain Borrower certificates, reports and other documents, in each case, setting forth the KPI Metrics in a manner that is aligned with the Sustainability Linked Loan Principles (as last published in March 2022 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, and as further amended, revised or updated from time to time), including with respect to the calculation, certification and measurement thereof.  Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Borrower, the Administrative Agent and the Required Lenders so long as such modification does not have the effect of increasing the Sustainability Adjustment Limitations set forth in the ESG Amendment.
(o)Each party to this Agreement hereby agrees that the Credit Facility is not and shall not be a sustainability-linked loan unless and until the effectiveness of any ESG Amendment.
(p)Other than increasing the Sustainability Adjustment Limitations (which, for the avoidance of doubt, shall be subject to the consent of “each Lender directly and adversely affected thereby” in accordance with Section 14.2(d)), this Section 14.27 shall supersede any other clause or provision in Section 14.2 to the contrary, including any provision of Section 14.2 requiring the consent of “each Lender directly and adversely affected thereby” for reductions in interest rates.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

MERIT MEDICAL SYSTEMS, INC., as Borrower

By: /s/ Fred P. Lampropoulos

Name: Fred P. Lampropoulos

Title: Chief Executive officer

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By: /s/ Yinghua Zhang

Name: Yinghua Zhang

Title: Senior Vice President

BANK OF AMERICA N.A., as Lender

By: /s/ Kenneth Wong

Name: Kenneth Wong

Title: Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By: /s/ Jay Fort

Name: Jay Fort

Title: Director

U.S. BANK NATIONAL ASSOCIATION, as Lender

By: /s/ Tom Priedeman

Name: Tom Priedeman

Title: Senior Vice President

TRUIST BANK, as Lender

By: /s/ Katie Lundin

Name: Katie Lundin

Title: Director

TD Bank, N.A., as Lender

By: /s/ Megan O’Neill

Name: Megan O’Neill

Title: Vice President

HUNTINGTON NATIONAL BANK, as Lender

By: /s/ David Tholt

Name: David Tholt

Title: Senior Vice President

REGIONS BANK, as Lender

By: /s/ Brian Walsh

Name: Brian Walsh

Title: Director